                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-37801


                        CAROLINA FIRST BANCSHARES, INC.

                              UP TO 225,000 SHARES
(LOGO)                            COMMON STOCK

     Carolina First BancShares, Inc. (the "Company") hereby offers for sale up to 225,000 shares of its $2.50 par value common stock ("Common Stock") at $25.75 per share (the "Offering"). The minimum purchase is 100 shares ($2,575).

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

  THESE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT GUARANTEED OR
              INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

========================================================================================================================
                                                                            UNDERWRITING
                                                    PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                     PUBLIC                COMMISSIONS(1)              ISSUER(2)
------------------------------------------------------------------------------------------------------------------------
Per Unit..................................           $25.75                    $0.80                     $24.95
------------------------------------------------------------------------------------------------------------------------
Total Minimum(3)..........................             $0                        $0                        $0
------------------------------------------------------------------------------------------------------------------------
Total Maximum.............................         $5,793,750                 $180,000                 $5,613,750
========================================================================================================================

(1) Offers and sales of the Common Stock will be made on behalf of the Company on a best-efforts basis primarily by Interstate/Johnson Lane Corporation, J.C. Bradford & Co., and such other selling agents as the Company may designate (each a "Selling Agent"). Such Selling Agent will receive a commission equal to $.80 per share of Common Stock for which subscriptions are received and accepted by the Company with respect to the investors solicited by the Selling Agent. Such compensation to the Selling Agents may be underwriting compensation. The information presented in the table assumes a Selling Agent commission is paid on all shares sold. Offers and sales may also be made by certain of the Company's officers and directors, in reliance on Securities and Exchange Commission Rule 3a4-1 under the Securities Exchange Act of 1934. Such officers and directors will receive no additional compensation for such services but may be reimbursed for reasonable expenses, if any, incurred in connection therewith. See "RISK FACTORS -- No Firm Commitment Underwriting/No Minimum Number of Shares to be Sold" and "THE OFFERING -- Terms of the Offering." There are no agreements to purchase shares in the Offering by officers, directors, or other affiliates of the Company.
(2) Before deducting expenses of the Offering payable by the Company, including accounting, printing, legal, registration and qualification, selling and other expenses estimated at approximately $74,766.
(3) There is no requirement that the Company sell a minimum number of shares in the Offering. Funds received in connection with the Offering will not be placed into escrow and will be available for immediate use by the Company as subscriptions are accepted and shares are sold. See "RISK FACTORS -- No Firm Commitment Underwriting/No Minimum Number of Shares to be Sold" and "THE OFFERING -- Terms of the Offering."

                             ---------------------

     The Common Stock is offered subject to prior sale and to the Company's right to accept or reject subscriptions in whole or in part, to allocate Common Stock among subscribers, and to withdraw, cancel, or modify the Offering. Persons interested in purchasing shares must complete and execute the Subscription Agreement included as Appendix A hereto. It is anticipated that delivery of certificates for the Common Stock purchased will be made promptly after acceptance of each subscription.

                The date of this Prospectus is November 11, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov.

    The Company has filed a Registration Statement on Form S-2 (the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made, for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    Certain of the matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus may constitute forward-looking statements for the purposes of the Securities Act and the Exchange Act and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: the effects of future economic conditions, governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates and composition of deposits, loan demand, loan collateral values, securities portfolio values and interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, and computer and the internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses. The Company cautions that such factors are not exclusive. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which the Company has filed with the Commission, are incorporated by reference herein:

        (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

        (ii) The Company's Quarterly Reports on Forms 10-Q for the periods ended March 31, 1997, and June 30, 1997.

    Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is inconsistent with a statement contained herein or in any later filed document incorporated by reference herein. Any statement as so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    The Company will provide without charge, upon written or oral request, to each person (including any beneficial owner) to whom a copy of this Prospectus is delivered, a copy of any documents incorporated by reference herein but not delivered herewith (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Jan H. Hollar, Corporate Secretary, Carolina First BancShares, Inc., 402 East Main Street, Lincolnton, North Carolina 28092; telephone number (704) 732-2222.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which the Company has filed with the Commission, are incorporated by reference herein:

     (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

     (ii) The Company's Quarterly Reports on Forms 10-Q for the periods ended March 31, 1997, and June 30, 1997.

     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is inconsistent with a statement contained herein or in any later filed document incorporated by reference herein. Any statement as so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge, upon written or oral request, to each person (including any beneficial owner) to whom a copy of this Prospectus is delivered, a copy of any documents incorporated by reference herein but not delivered herewith (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Jan H. Hollar, Corporate Secretary, Carolina First BancShares, Inc., 402 East Main Street, Lincolnton, North Carolina 28092; telephone number (704) 732-2222.

                                    SUMMARY

 The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including notes) appearing elsewhere or incorporated by reference in this Prospectus and should be read together therewith.

 THE COMPANY

 The Company, a North Carolina corporation, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Company owns all of the outstanding common stock of Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank," and, together with Lincoln Bank, the "Banks"). Through the Banks and their 20 branch offices, the Company provides a broad range of banking and financial services in the greater Charlotte, North Carolina area, including Lincoln County, Southeastern Catawba County, Iredell County, Cabarrus County, Rutherford County, and Mecklenburg County, all in the piedmont area of North Carolina. As of June 30, 1997, the Company had consolidated total assets of approximately $490.7 million, consolidated deposits of approximately $444.4 million, and consolidated shareholders' equity of approximately $37.8 million.

 The Banks, which are chartered under the laws of the State of North Carolina, primarily engage in retail and commercial banking, insurance activities, and mortgage lending. The Banks are members of the Federal Deposit Insurance Corporation (the "FDIC"), and their deposits are insured by the FDIC's Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF"). Lincoln Bank and Cabarrus Bank jointly own a mortgage company, Carolina First Mortgage Corporation ("Carolina First Mortgage"), which originates mortgage loans for resale in the secondary market, and a financial services company, Carolina First Financial Services Corporation ("Financial Services"), which offers mutual funds and annuity products as an agent for its customers.

 In November 1994, the Company invested $1,375,000 to purchase approximately 17% of the common stock of a de novo commercial bank, First Gaston Bank of North Carolina ("First Gaston"), which is located in Gastonia, North Carolina, southwest of Charlotte and east of Lincolnton. The Company's Chairman was an organizer of First Gaston, and certain operational functions are provided for First Gaston by the Company. In approving the Company's investment in First Gaston, the Board of Governors of the Federal Reserve System (the "Federal Reserve") has required the Company to commit to serve as a source of strength for First Gaston. This requirement, as well as the relationship in general, is not expected to have a material effect on the Company. See "THE COMPANY." First Gaston opened during July 1995 and currently has three branches in Gaston County. First Gaston operates in a market not currently served by the Company and had a Tier 1 Leverage capital ratio of 14.57% and a risk based capital to risk based assets ratio of 19.30% as of June 30, 1997.

 The Company's principal executive offices are located at 402 East Main Street, Lincolnton, North Carolina 28092, and its telephone number is (704) 732-2222. As used herein, unless the context otherwise requires, "Company" shall mean and include Carolina First BancShares, Inc., the Banks and their respective subsidiaries.
                                  THE OFFERING

 COMMON STOCK OFFERED.............................. UP TO 225,000 SHARES
 COMMON STOCK OUTSTANDING AFTER THE OFFERING....... UP TO 4,343,000 SHARES
 USE OF PROCEEDS................................... FOR GENERAL CORPORATE
                                                    PURPOSES, INCLUDING
                                                    CAPITAL TO SUPPORT
                                                    FUTURE GROWTH AND POSSIBLE
                                                    ACQUISITIONS OF OTHER
                                                    BANKING AND BANKING-RELATED
                                                    COMPANIES.

 See "USE OF PROCEEDS."

                                  RISK FACTORS

     An investment in the Common Stock offered by this Prospectus involves various risks. Prospective purchasers should consider the following factors, among others, before making a decision to purchase the Common Stock.

OFFERING PRICE DETERMINED SOLELY BY THE COMPANY'S BOARD

     The price of the Common Stock offered hereby has been determined solely by the Company's Board of Directors, without negotiation or independent evaluation, and may bear no relationship to the market price of the Common Stock before or after the Offering. In fixing the price, the Board did not consult with the Selling Agents but determined the selling price independently after considering, among other things, the Company's stockholders' equity (book value), earnings, and prospects, and the offering prices of other North Carolina bank holding company shares. There is no assurance that purchasers will be able to sell their shares of Common Stock at the same or a higher price than that paid therefor.

LIMITED TRADING MARKET/POSSIBLE VOLATILITY OF STOCK PRICE

     No established public trading market exists for the Common Stock, and no assurance can be given that such a market will develop in the future. It is anticipated that officers and directors of the Company may purchase shares in the Offering; however, the Company has not reserved any shares to be purchased by officers or directors. See "THE OFFERING."

NO FIRM COMMITMENT UNDERWRITING/NO MINIMUM NUMBER OF SHARES REQUIRED TO BE SOLD

     The Common Stock is being offered without a firm commitment underwriting by the Selling Agents, which have no obligation or commitment to purchase any of the shares offered. No minimum number of shares is required to be sold, and no assurance is given that any particular number of shares will be sold. In the event all of the shares offered are not sold in the Offering, the proceeds available to the Company will be reduced. See "THE OFFERING."

COMPETITION

     The banking business in the Company's market area is extremely competitive. The Company competes with financial institutions which are well established and which often have significantly greater resources and lending limits than do the Company's subsidiaries. Such competitors perform services, such as various international banking services, that the Company does not directly provide.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial data in the table below presents summary historical consolidated data of the Company for the periods and at the dates indicated. This information should be read in conjunction with, and is qualified by, the more detailed consolidated financial statements of the Company and the notes thereto, included elsewhere herein. The financial data for and at the five years ended December 31, 1996, is derived from the Company's consolidated financial statements, and certain items have been rounded for presentation purposes.


                                            JUNE 30,                                       DECEMBER 31,

                                                1997          1996           1995           1994           1993            1992
                                                ----          ----           ----           ----           ----            ----
 EARNINGS
  Interest income                          $ 18,018,615  $ 32,677,346    $ 28,177,224   $ 23,453,571   $ 21,772,713   $ 22,580,693
  Interest expense                            7,987,941    14,439,646      12,717,046      9,774,369      9,641,056     11,510,773
  Net interest income                        10,030,674    18,237,700      15,460,178     13,679,202     12,131,657     11,069,920
  Provision for loan losses                     498,333     1,178,925         710,200        667,303        821,385        794,024
  Net income                                  2,936,629     4,678,299       4,129,733      3,369,874      2,619,172      1,478,356
 PER SHARE
  Net income                               $        .70  $       1.12    $       1.05   $        .92   $        .71   $        .41
  Cash dividends                                    .12           .22             .18            .17            .16             --
  Book value                                       9.18          8.53            7.63           6.49           5.88           5.29
 BALANCE SHEET DATA AT PERIOD END
  Total assets                             $490,681,378  $429,711,291    $369,833,439   $318,605,010   $301,258,643   $268,676,367
  Loans, net of unearned income             324,598,631   309,112,008     257,177,863    223,999,059    197,933,833    173,792,884
  Allowance for loan losses                   4,852,905     4,488,958       3,588,489      3,158,168      2,580,004      2,236,501
  Securities                                116,385,490    87,616,685      84,024,410     69,743,982     74,845,035     70,474,459
  Deposits                                  444,396,239   385,003,286     335,602,746    292,621,276    277,898,501    246,675,640
  Shareholders' equity                       37,803,565    35,001,856      31,122,979     23,888,838     21,615,045     19,419,844
 RATIOS
  Return on average assets                         1.31%         1.17%           1.21%          1.09%          0.92%          0.56%
  Return on average equity                        15.88%        14.43%          15.41%         14.81%         12.88%          7.85%
  Net interest margin                              4.89%         5.01%           5.02%          4.94%          4.63%          4.54%
  Dividend payout ratio                           16.81%        18.93%          14.96%         16.46%         18.48%            --
  Average equity to average assets                 8.25%         8.10%           7.82%          7.37%          7.13%          7.08%
  Loans, net of unearned income, to total
   deposits                                       73.04%        80.29%          76.63%         76.55%         71.23%         70.45%
  Nonperforming assets to total assets             0.39%         0.18%           0.40%          0.50%          0.72%          1.17%
  Nonperforming loans to total loans,
  net of unearned income                           0.50%         0.19%           0.31%          0.26%          0.39%          0.61%
  Allowance for loan losses to:
    Loans, net of unearned income                  1.50%         1.45%           1.40%          1.41%          1.30%          1.29%
    Nonperforming assets                         256.28%       590.65%         240.03%        196.53%        119.22%         71.11%
  Net charge-offs (recoveries)
    to loans, net of unearned income               0.08%         0.09%           0.11%          0.04%          0.24%          0.29%

     Earnings per share amounts for all periods presented reflect the 5% stock dividends paid on June 23, 1992, November 29, 1994 and December 22, 1995, the 10% stock dividend paid on December 29, 1993, the 5-for-4 stock split effected on August 23, 1996, and the 2-for-1 stock split effected on August 22, 1997. Operating earnings for the year ended 1992 were $1,778,030 or $.93 per share before the effect of an extraordinary item and an accounting change. Fully diluted net income per common share data are not presented because there are no material differences between those amounts and the income per share data as presented.

                              RECENT DEVELOPMENTS

     During the third quarter of 1997, the Company's assets increased approximately 19% over the third quarter of 1996 to approximately $496,588,000. While the deposit acquisitions during the second quarter accounted for approximately 37% of this growth, the remaining growth was a continuation of the strong increase in market share. Loans were approximately $333,039,000 at quarter end with an allowance for loan losses of approximately 1.46%. Deposits increased to approximately $448,401,000, which is approximately 20% higher than the prior year. Earnings for the third quarter were approximately $1,563,000 and approximately $4,500,000 for the nine months ended September 30, 1997.
This represents an increase of approximately 56% for the quarter and approximately 35% over the nine months ended September 30, 1996. Third quarter earnings in 1996 were negatively affected by $284,211 as the result of a one-time assessment for all SAIF members.

     Operationally, during the third quarter, Cabarrus Bank opened another supermarket bank in a Winn-Dixie Supermarket in northern Mecklenburg county. Also, during the third quarter of 1997, the Company became a 52% equity partner in a North Carolina limited liability company, Lincoln Center at Mallard Creek, LLC. The remaining equity is held by First Colony Corporation, a land development company in Charlotte. The main purpose of the LLC is to construct a commercial office building of approximately 24,900 square feet in which the Company's subsidiary, Lincoln Bank will open a full service branch facility, pending regulatory approval, utilizing approximately 2,982 square feet on the first floor of the building. The Company committed to fund a construction loan in the amount of $2,444,000 for a term of 26 months. The Company also has an unsecured line of credit with a financial institution in the amount of $2,400,000 for a term of 26 months. This line of credit may be used to fund the construction loan to the LLC.


                                   THE COMPANY

     The Company was formed in June 1989 as a bank holding company and is registered as such with the Federal Reserve under the BHC Act. The Company owns all of the outstanding common stock of two commercial banks (the "Banks"), Lincoln Bank and Cabarrus Bank. The Banks are North Carolina-chartered banks that are members of the Federal Deposit Insurance Corporation (the "FDIC"), but are not members of the Federal Reserve System. The primary business of the Banks includes retail and commercial banking, financial services activities and mortgage lending. Lincoln Bank and Cabarrus Bank jointly own Carolina First Mortgage, a mortgage company which originates mortgage loans for resale in the secondary market, and Financial Services, a financial services company which offers, as agent for its customers, mutual funds and annuity products. Financial Services began business in October 1994.

     Lincoln Bank, which commenced operations in 1983, operates in areas southwest, west and northwest of Charlotte, North Carolina. On May 7, 1993 Lincoln Bank acquired the insured deposits and certain assets of the former Crown National Bank, Charlotte, North Carolina and thereby expanded into the SouthPark area of Charlotte with its first urban branch. On July 29, 1996, Lincoln Bank opened a branch in northern Mecklenburg County at Sunset Road and Interstate 77. On April 11, 1997, Lincoln Bank acquired certain deposits from a super regional bank in Lake Lure, North Carolina. Lincoln Bank opened a branch in the Winn-Dixie at Northcross Shopping Center, also in northern Mecklenburg County, on April 24, 1997.

     On January 30, 1992, the Company completed the acquisition of Cabarrus Bank, Concord, North Carolina, in Cabarrus County, a fast growing area located north of Charlotte and contiguous to markets served by Lincoln Bank. This transaction was accounted for as a pooling of interests and, accordingly, the results of Cabarrus Bank are included for all periods presented. Cabarrus Savings was organized in 1898 and converted to a stock thrift in 1987. In October 1992, Cabarrus Bank was converted into a commercial bank. The acquisition of Cabarrus Bank allowed the Company to expand into part of the Charlotte MSA, Cabarrus County, North Carolina contiguous to existing markets. On May 16, 1997, Cabarrus Bank acquired the deposits and branch location of a super regional bank in Mount Pleasant, North Carolina, and opened its fifth full service branch in Cabarrus County. On June 12, 1997, Cabarrus Bank acquired another competitor's deposits, which are being serviced by an existing branch in Kannapolis. Cabarrus Bank opened its sixth branch at the Winn-Dixie in Harrisburg during the third quarter of 1997. In August, 1997, Cabarrus Bank acquired deposits of a regional bank and subsequently consolidated these deposits with an existing branch in Concord.

     In November 1994, the Company invested $1,375,000 to purchase approximately 17% of the total common stock of a de novo commercial bank, First Gaston, which is located in Gastonia, just west of Charlotte and south of Lincolnton. The Company's chairman was an organizer of First Gaston, which is located in a market contiguous to others served by Lincoln Bank but which is not currently served by the Company. The Company performs, at market rates, data and item processing services, operational support services, audit and loan rating and reporting services and compliance services for First Gaston. First Gaston opened during July 1995, and currently operates out of three offices in Gaston County. As of

June 30, 1997, First Gaston had $43,395,407 in total assets with $36,366,303 in total deposits. First Gaston had not produced a profit as of June 30, 1997 but had a Tier 1 leverage capital ratio of 14.57% and a risk adjusted capital to risk adjusted asset ratio of 19.30% as of such date. The Federal Reserve, in approving the Company's investment in First Gaston, has required the Company to commit to serve as a "source of strength" for First Gaston. As such, the Company will be required to act as a source of financial and managerial strength for First Gaston and to prevent First Gaston from operating in an unsafe or unsound manner. The Company may be required to use available resources to provide adequate capital funds to First Gaston during periods of financial stress or adversity and may be required to maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting First Gaston in maintaining its capital base. This is substantially the same obligation that the Company has with respect to the Banks. The Company believes that serving as a source of strength will not have a material effect on the Company. The Company will receive compensation for the operational functions performed for First Gaston, but neither this compensation nor the results of operations of First Gaston is expected to have a material effect on the operations of the Company.

                  MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

     The Common Stock is traded in the over-the-counter market and is quoted in the "pink sheets" under the symbol "CAFP." The following table sets forth the high and low bid quotations for shares of Common Stock, as reported in The Charlotte Observer, and the cash dividends declared per share for the periods indicated. Such quotations reflect inter-dealer prices without markup, markdown or commission and may not necessarily represent actual transactions. The prices and dividends have been adjusted to reflect the 5% stock dividend paid on December 22, 1995, the 5-for-4 stock dividend paid on August 23, 1996, and the 2-for-1 stock split paid on August 22, 1997. As of June 30, 1997, the Common Stock was held by approximately 2,700 holders of record.


                                                           CASH DIVIDENDS
                                            HIGH    LOW        DECLARED
                                            ----    ---        --------
  1995

First Quarter                              $ 8.19  $ 7.81        $0.04

Second Quarter                               8.34    8.19         0.04

Third Quarter                                9.15    8.38         0.05

Fourth Quarter                              10.80    9.15         0.05


  1996

First Quarter                              $12.00  $10.80        $0.05

Second Quarter                              13.00   12.00         0.05

Third Quarter                               15.00   13.00         0.06

Fourth Quarter                              16.00   15.00         0.06


  1997

First Quarter                              $17.00  $16.00        $0.06

Second Quarter                              19.25   17.00         0.06

Third Quarter (through October 31, 1997)    24.00   19.25         0.08

     The Company has paid regular cash dividends on a quarterly basis for the past four years and intends to continue its current dividend policy. Declaration of future dividends will depend upon the earnings of the Company and its subsidiaries, principally the Banks, their financial condition, capital adequacy and other factors, including applicable governmental regulations and policies. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "SUPERVISION, REGULATION AND EFFECTS OF GOVERNMENTAL POLICIES."


                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of all of the shares offered hereby are estimated to be approximately $5,543,112. The net proceeds will be held in short term investments pending their intended use. The Company intends to use the net proceeds for general corporate purposes, including capital to support future growth and possible future acquisitions of banking organizations or companies engaged in businesses that are closely related to banking, such as mortgage and finance companies. There are, however, no current plans or agreements for such acquisitions. No minimum number of shares are required to be sold in the Offering, and no assurance can be given that any minimum amount of shares will be sold. The proceeds from the Offering available to the Company will be reduced to the extent that all of the shares are not sold. Therefore, proceeds from the Offering received by the Company could be materially less than the estimated amount shown herein.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and related notes and other information appearing elsewhere herein and the more detailed information provided in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q, for the quarter ended June 30, 1997. Certain of the matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere herein may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: the effects of future economic conditions, governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, loan collateral values, securities portfolio values and interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, and computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses. The Company cautions that such factors are not exclusive. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these Cautionary Statements.

     All per share data has been retroactively adjusted for the 2 for 1 stock split effected on August 22, 1997.

FISCAL YEAR ENDED DECEMBER 31, 1996

RESULTS OF OPERATIONS

     During 1996, Carolina First continued its recent trend of record historical earnings. Earnings were $4.7 million, or $1.12 per share in 1996, a 13% increase over 1995. Earnings in 1995 were $4.1 million, or $1.05 per share, a 23% increase over 1994. The Company's strong local economy and loan philosophy has resulted in loan growth complimented by a conservative securities portfolio. Growth has been realized by existing branches as well as de novo branches and acquisition of other institutions' divested branches.

     The Company's primary source of income is net interest income, which is the difference between interest earned and interest paid. The net interest margin is calculated as net interest income as a percentage of average earning assets. The Company's net interest margin has been indicative of the strong balance sheets the Banks have assembled. The growth within the counties served by the Company's Banks has significantly outpaced the overall growth within North Carolina. Such positive demographics translate into increased opportunities for building banking relationships which enhance deposit and loan growth.

     Net interest income as a percentage of average earning assets has grown from 4.94% in 1994 to 5.01% in 1996. The net interest spread, or difference between the average interest income rate and average interest expense rate has also remained relatively constant from 4.61% in 1995 to 4.55% in 1996. The Company's volume is expected to continue to increase through growth, while the difference between the rate earned and the rate paid is expected to decrease. The economy and related interest rates will affect the Company's growth and earnings rate in the future.

     The Company's allowance for loan losses is analyzed monthly in accordance with a board approved plan. This analysis is a functioning model that considers the current status of the loan portfolio, historical experience and key market indicators within the counties served by the Company. Additionally, the Company monitors the overall portfolio as well as the level of reserve maintained by peer banks. The monthly provision for loan losses may fluctuate based on the results of this analysis.

     Noninterest income has continued to grow as reflected in the 6.5% increase from 1995 to 1996 and the 10.5% increase from 1994 to 1995. The Company's growth in deposit accounts has led the way for this increase. Additionally, Cabarrus Bank has been successful in changing from a savings and loan with few deposit service charges to a commercial bank with fees for services rendered. During the fourth quarter of 1995, Lincoln Bank sold its insurance subsidiary which translated into lower insurance commissions in 1995 and considerably lower commissions in 1996. The remaining insurance commissions relate to the fees generated by the Financial Services company from the sale of annuity products and mutual funds. Other service fees and commissions relate to the Company's growth in the recently organized trust and credit/debit card divisions. These divisions were organized in late 1994 and have steadily grown. Management believes this growth will continue with the further maturity of these divisions. Included in other income are fees of $141,959 generated from services provided to First Gaston. These services include account operations, item processing, bookkeeping and internal auditing that are terminable by either party. Other income also reflects gains resulting from the sale of other real estate owned.

     Operating expenses decreased as a percentage of average assets in both 1995 and 1996. The larger categories within this group remained constant as a percentage of the total category in each of the last three years. Salaries and benefits account for approximately half of total operating expenses. This is an area that presents a challenge to maintain favorable operating efficiency ratios while maintaining adequate staffing levels to support the Company's growth, and fairly compensating the staff for performance. The Company is utilizing technology to more fully utilize staff expertise. The expense for the added technology is included in equipment expense and represents a capital outlay of approximately $200,000 annually. Deposit insurance premiums expense represent several changes in the premiums over the past two years. During 1995, the FDIC reduced the premium assessed to commercial banks insured under the BIF for insurance coverage of deposits. This reduction benefited Lincoln Bank primarily and resulted in pretax savings of approximately $231,000 in 1995 and continued in 1996. Cabarrus Bank was a savings bank until 1992, and its deposits are insured under the SAIF. Cabarrus Bank was assessed a one time SAIF recapitalization fee of $569,000 pretax during the third quarter of 1996, with a reduction of ongoing insurance premiums afterward. Management does not expect any additional material assessments or premium changes in the foreseeable future. The Company's operating efficiency ratio has continued to improve, falling from 71% in 1993 to 62% in 1996. Absent deposit insurance assessments or other unusual expenses, management seeks to further reduce the operating efficiency ratio, however this ratio will be effected by insurance assessments or other unusual expenses.

ASSET/LIABILITY MANAGEMENT

     The Banks' Asset/Liability Committees are responsible for managing the risks associated with changing interest rates and their impact on earnings. The regular evaluation of the sensitivity of net interest income to changes in interest rates is an integral part of the Company's interest rate risk management.

     The following table summarizes net interest income and average yields and rates paid for the years indicated. For purposes of this analysis, the interest on non-taxable investment securities has been adjusted to a taxable-equivalent amount to facilitate comparison with other asset yields. The adjustment gives effect to the exemption from federal income taxes for earnings on obligations of state and political subdivisions and assumes a marginal tax rate of 34%. Non-accrual loans are excluded from the interest-earning loan balances shown. (In thousands).


                                                     1996                         1995                         1994
                                         ----------------------------  ---------------------------  ----------------------------
                                                    INTEREST                     INTEREST                     INTEREST
                                         AVERAGE    INCOME/   AVERAGE  AVERAGE   INCOME/   AVERAGE  AVERAGE   INCOME/   AVERAGE
                                         BALANCE    EXPENSE    RATE    BALANCE   EXPENSE   RATE     BALANCE   EXPENSE    RATE
                                         -------    --------  -------  -------   --------  ----     -------   --------  -------
  ASSETS
  Interest bearing deposits in
   other banks........................    $    457   $    46   10.07%  $    352   $    17    4.83%  $    252   $    31   12.30%
  Taxable securities..................      72,837     4,440    6.10%    64,821     3,870    5.97%    65,200     3,717    5.70%
  Non-taxable securities..............       9,712       891    9.17%    10,503     1,083   10.31%    10,536     1,135   10.77%
  Federal funds sold..................       4,186       214    5.11%     4,971       296    5.95%     2,408        98    4.07%
  Loans...............................     282,553    27,389    9.69%   234,581    23,279    9.92%   206,442    18,859    9.14%
                                          --------  --------           --------  --------           --------  --------
   Interest earning assets............     369,745    32,980    8.92%   315,228    28,545    9.06%   284,838    23,840    8.37%
                                                    --------  ------             --------  ------             --------  ------
  Other assets........................      30,269                       27,061                       23,749
                                          --------                     --------                     --------
                                          $400,014                     $342,289                     $308,587
                                          --------                     --------                     --------
  LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest bearing deposits
   Demand.............................    $ 85,897     2,016    2.35%  $ 77,266     2,100    2.72%  $ 71,785     1,715    2.39%
   Savings............................      40,849     1,032    2.53%    41,465     1,219    2.94%    40,674     1,181    2.90%
  Time................................     197,833    11,098    5.61%   166,711     9,352    5.61%   148,987     6,835    4.59%
  Notes payable and other
   interest bearing
   liabilities........................       5,902       294    4.98%       620        46    7.42%       804        43    5.35%
                                          --------  --------           --------  --------           --------  --------
    Interest bearing
     liabilities......................     330,481    14,440    4.37%   286,062    12,717    4.45%   262,250     9,774    3.73%
                                          --------  --------  ------   --------  --------  ------   --------  --------  ------
  Other liabilities...................      37,116                       29,425                       23,583
  Shareholders' equity................      32,417                       26,802                       22,754
                                          --------                     --------                     --------
  Total liabilities and
   shareholders' equity...............    $400,014                     $342,289                     $308,587
  Interest rate spread................    ========              4.55%  ========              4.61%  ========              4.64%
                                                              ======                       ======                       ======
  Net interest earned and net
   yield on earning assets
   (Margin)...........................               $18,540    5.01%             $15,828    5.02%             $14,066    4.94%
                                                     =======  ======              =======  ======              =======  ======


     The following table presents the dollar amount of changes in interest income and interest expense. The table distinguishes between the changes related to average outstanding (volume) of earning assets and interest-bearing liabilities, as well as the changes related to average interest rates (rate) on such assets and liabilities. Changes attributable to both volume and rate have been allocated proportionately. (In thousands).


                                                      1996                      1995                        1994
                                                      ----                      ----                        ----
                                                      INCOME/                   INCOME/                    INCOME/
                                                      EXPENSE  VOLUME   RATE    EXPENSE  VOLUME    RATE    EXPENSE
                                                      -------  ------   ----    -------  ------   -----    -------
Interest earning assets:
Interest bearing deposits in other banks............  $    46  $   11   $  18   $    17  $    5   $  (19)  $    31
Taxable investment securities.......................    4,440     489      81     3,870     (23)     176     3,717
Non-taxable investment securities...................      588     (48)    (79)      715      (2)     (32)      749
Federal funds sold and securities purchased with
 agreements to resell...............................      214     (40)    (42)      296     153       45        98
Loans...............................................   27,389   4,650    (540)   23,279   2,792    1,628    18,859
                                                      -------  ------   -----   -------  ------   ------   -------
Total interest income...............................   32,677   5,062    (562)   28,177   2,925    1,798    23,454
                                                      =======  ======   =====   =======  ======   ======   =======
Interest bearing liabilities:
Interest bearing demand deposits....................    2,016     202    (286)    2,100     149      236     1,715
Savings deposits....................................    1,032     (16)   (171)    1,219      23       15     1,181
Time deposits.......................................   11,098   1,746      --     9,352     994    1,523     6,835
Notes payable and other interest
 bearing liabilities................................      294     263     (15)       46     (14)      17        43
                                                      -------  ------   -----   -------  ------   ------   -------
 Total interest expense.............................   14,440   2,195    (472)   12,717   1,152    1,791     9,774
                                                      -------  ------   -----   -------  ------   ------   -------
 Net interest income................................  $18,237  $2,867   $ (90)  $15,460  $1,773   $    7   $13,680
                                                      =======  ======   =====   =======  ======   ======   =======


     Financial institutions are subject to interest rate risk to the degree that their interest bearing liabilities (consisting principally of customer deposits) mature or reprice more or less frequently, or on a different basis, than their interest earning assets (generally consisting of intermediate or long-term loans and investment securities). The match between the scheduled repricing and maturities of the Company's earning assets and liabilities within defined time periods is referred to as "gap" analysis. At December 31, 1996, the cumulative one-year gap for the consolidated Company was a negative (or liability sensitive) $1.6 million, or .37% of total assets. Such a gap is considered immaterial, and pretax net income would be virtually unchanged with a one percent change in interest rates. As interest rates remained relatively constant during 1996, depositors were unwilling to extend the maturity of time deposits, as the yield curve was somewhat flat and did not reward depositors sufficiently for longer maturities. Intense competition in the Company's markets continues to pressure quality loan rates downward, while conversely pressuring deposit rates upward.

     The following table reflects the Company's rate sensitive assets and liabilities by maturity as of December 31, 1996. Variable rate loans are shown in the category of due "within one year" because they reprice with changes in the prime lending rate. These variable rate loans have actual maturities of $40.4 million maturing within one year, with an additional $40.7 million maturing within five years, and $71.8 million maturing after five years. Fixed rate loans are presented assuming the entire loan matures on the final due date. Actually, payments are made at regular intervals and are not reflected in this schedule. Additionally, demand deposits and savings accounts have no stated maturity; however, it has been the Company's experience that these accounts are not totally rate sensitive, and thus, such deposits and accounts are presented in the categories that management believes best identifies their actual repricing patterns. This analysis assumes 20% of these deposits reprice within one year and the remaining 80% reprice within one to five years. (In thousands).

                                                     PRIME         WITHIN     1 - 5               NON-
                                                     LOANS        ONE YEAR    YEARS    5 YEARS   MARKET     TOTAL
                                                  -----------     --------    -----    -------   ------     -----
ASSETS:
Securities held to maturity:
 U.S. Treasury................................            --      $  4,507  $  7,581        --        --   $ 12,088
 U.S. government agencies.....................            --         1,498     8,383        --        --      9,881
 States and political subdivisions............            --         1,277     4,264   $ 2,238        --      7,779
 Mortgage-backed securities...................            --           593     1,713     6,866        --      9,172
                                                    --------      --------  --------   -------  --------   --------
  Total securities held to maturity...........            --         7,875    21,941     9,104        --     38,920
Securities available for sale:
 U.S. Treasury................................            --        10,518     7,969        --        --     18,487
 U.S. government agencies.....................            --        14,804    13,053        --        --     27,857
 Mortgage-backed securities...................            --            --        --     1,005        --      1,005
 Other(1).....................................            --            --        --        --  $  1,347      1,347
                                                    --------      --------  --------   -------  --------   --------
  Total securities available for sale.........            --        25,322    21,022     1,005     1,347     48,696
Federal funds sold............................            --         2,982        --        --        --      2,982
Loans:
 Commercial and financial.....................      $ 25,741         2,446    12,797     1,830        --     42,814
 Real estate:
  Construction................................        18,499         2,815     1,641     2,673        --     25,628
  Mortgage(2).................................       105,350         5,711    43,022    43,819        --    197,902
 Consumer(3)..................................         3,226         3,654    33,466     2,389        33     42,768
                                                    --------      --------  --------   -------  --------   --------
  Total loans.................................       152,816        14,626    90,926    50,711        33    309,112
Other(4)......................................            --            --        --        --       427        427
                                                    --------      --------  --------   -------  --------   --------
  Total earning assets........................       152,816        50,805   133,889    60,820     1,807    400,137
Noninterest-earning assets....................            --            --        --        --    29,574     29,574
                                                    --------      --------  --------   -------  --------   --------
  Total assets................................      $152,816      $ 50,805  $133,889   $60,820  $ 31,381   $429,711
                                                    ========      ========  ========   =======  ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY:

Deposits:
 Interest-bearing checking....................            --      $ 14,775  $ 59,101        --        --   $ 73,876
 Savings......................................            --         7,889    31,557        --        --     39,446
 Market deposit accounts......................            --         3,900    15,600        --        --     19,500
 Time, $100,000 and over......................            --        32,400     7,956        --        --     40,356
 Other time(5)................................            --       140,369    33,586   $    11        --    173,966
                                                    --------      --------  --------   -------  --------   --------
  Total interest-bearing deposits.............            --       199,333   147,800        11        --    347,144
Borrowed funds................................            --         5,862        --        --        --      5,862
Other liabilities.............................            --            11        --       120        --        131
                                                    --------      --------  --------   -------  --------   --------
  Total interest-bearing liabilities..........            --       205,206   147,800       131        --    353,137
Noninterest-bearing liabilities...............            --            --        --        --  $ 41,572     41,572
Shareholders' equity..........................            --            --        --        --    35,002     35,002
                                                    --------      --------  --------   -------  --------   --------
  Total liabilities and shareholders' equity..            --       205,206   147,800       131    76,574    429,711
                                                    ========     =========  ========   =======  ========   ========
   Gap........................................      $152,816     $(154,401) $(13,911)  $60,689  $(45,193)        --
                                                    ========     =========  ========   =======  ========   ========
   Cumulative gap.............................      $152,816     $  (1,585) $(15,496)  $45,193        --         --
                                                    ========     =========  ========   =======  ========   ========
Adjustments:
 Exclude noninterest-earning assets,
  noninterest-bearing liabilities and
  shareholders' equity........................            --            --        --        --    46,765         --
                                                    --------     ---------  --------   -------  --------   --------
  Adjusted cumulative gap.....................      $152,816     $  (1,585) $(15,496)  $45,193  $ 46,765         --
                                                    ========     =========  ========   =======  ========   ========

------------

(1) The nonmarket column consists of mutual funds, and shares of capital representing less than 5% interest in other financial institutions.
(2) Mortgage loans consist primarily of residential loans and home equity lines of credit.
(3)  The nonmarket column consists of overdrafts.
(4) The nonmarket column consists of interest-bearing deposits due from other banks.
(5) Other time deposits within one year consist of $42,633 maturing within three months and $35,475 maturing after three months but within six months.

LIQUIDITY

     Liquidity refers to the Company's ability to adjust its future cash flows to meet the needs of daily operations. The Company relies primarily on dividends and management assessments from the Banks for liquidity. These sources have provided adequate liquidity for the Company. The Banks' liquidity refers to the ability or financial flexibility to adjust its future cash flows to meet the needs of depositors and borrowers and to fund operations on a timely and cost effective basis. The Banks' primary sources of funds are cash generated by repayments of outstanding loans, interest payments on loans and new deposits. Additional liquidity is available from the maturity and earnings on securities and liquid assets, as well as the ability to liquidate securities available for sale. The Banks also had lines of credit of $17.5 million at year end 1996 under which they can borrow funds to meet short term liquidity needs. Lincoln Bank has available lines of credit through Wachovia Bank and The Georgia Banker's Bank for $4 million and $5 million, respectively, and Cabarrus Bank has an available line of credit through the Federal Home Loan Bank for $8.5 million. The funds generated from these sources have been adequate to provide the necessary liquidity for the Banks.

     Net cash provided from operations results primarily from net income, adjusted for the following noncash accounting items: provision for loan losses, depreciation and amortization, and deferred income taxes or benefits. These items amounted to $1.6 million in 1996 and $1.2 million in 1995. This cash was available during 1996 to increase earning assets and to pay dividends. As of December 31, 1996, the Banks had combined retained earnings of approximately $22,022,000, all of which were available to be paid as dividends without prior regulatory approval provided the Banks maintain adequate capital.

FINANCIAL CONDITION

     The Company's consolidated assets increased 16.2%, 16.1% and 5.76% during 1996, 1995 and 1994, respectively. Asset growth is directly related to deposit growth and the funds available to the Company for investment. The Company has been successful in expanding existing market share as well as adding new branch locations. During 1996, Cabarrus Bank purchased approximately $3.5 million of deposit accounts and consolidated them with its Copperfield branch and acquired $30 million of deposit accounts within Cabarrus County through a branch acquisition. During 1996, Lincoln Bank acquired $10 million of deposit accounts west of Lincolnton in Lake Lure pursuant to a branch acquisition. This acquired growth, as well as the natural growth generated within the Company's existing markets are expected to produce continued strong growth trends. These deposits will allow the Company to continue to take advantage of the vibrant economy and quality loan demand experienced over the past several years.

     The Company's small commercial loan portfolio has grown over the past several years as the Company has employed seasoned commercial lenders to develop these opportunities. Also, loans secured by real estate have increased, as the Company believes real estate provides excellent collateral for loans. Management believes the Company is not dependent on any single customer or group of customers concentrated in a particular industry, the loss of whose deposits or whose insolvency would have a material adverse effect on operations.

     As interest rates reflected a flat yield curve during 1996, customers shortened the term of their deposits and in many cases chose transaction deposit accounts, including negotiable order of withdrawal ("NOW") and money market deposit accounts ("MMDA") without a stated maturity. This shift from longer term deposits allows the depositor to react more quickly to rising rates. As a result, the Company's cost of funds from 1995 to 1996 has decreased, but became more vulnerable to rising interest rates which enhanced the need for effective asset liability management.

     Securities have been segregated into two categories, "held to maturity" and "securities available for sale." While the Company has no plans to liquidate a significant amount of any securities, the securities available for sale may be used for liquidity purposes should management deem it to be in the best interest of the Company. Due to declines in interest rates, the majority of securities purchased have been relatively short term and categorized as available for sale in anticipation that these would be available to the Company should interest rates reverse or quality loan demand increase. United States government and government agency securities continue to represent the majority of both securities held to maturity and securities available for sale. During 1996, securities available for sale increased as a percentage of total assets, although total securities remained relatively constant.

ASSET QUALITY

     Management considers the Banks' asset quality to be of primary importance. The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. The loan portfolio is analyzed monthly to identify potential problems before they actually occur. This analysis is reviewed in conjunction with the Company's allowance for loan losses to provide a basis for determining the adequacy of this allowance to absorb losses that might be experienced. In addition to such analyses of existing loans, management considers the Banks' historical loan losses, past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance. Furthermore, the trend of loans made over the past several years has been toward larger commercial loans and as such has had limited historical loss experience for which to base a specific reserve. Thus, the general reserve has been increased to compensate for loan growth and the lack of historical experience with the volume of such loans.

     The following table depicts the allocation of the allowance for loan losses at December 31, 1996, 1995, 1994, 1993 and 1992. The allocation is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, although the entire allowance is available to be used for write-offs in any category. (Dollars in thousands.)



                                                                      DECEMBER 31,
                            --------------------------------------------------------------------------------------
                                   1996             1995           1994              1993             1992
                            ---------------    --------------- ---------------  ---------------  -----------------
                                      LOAN              LOAN             LOAN             LOAN              LOAN
                                     PERCENT           PERCENT          PERCENT          PERCENT           PERCENT
                                      TOTAL             TOTAL            TOTAL            TOTAL             TOTAL
                            AMOUNT    LOANS    AMOUNT   LOANS  AMOUNT    LOANS    AMOUNT  LOANS    AMOUNT   LOANS
                            ------    -----    ------   -----  ------    -----    ------  -----    ------   -----
Commercial and financial    $  215      13%    $  327    13%   $  289     10%    $  152      9%     $   73    6%
Real estate:
 Residential construction      109       8         21     8        14      6         15      4          18    2
 Commercial construction        --      --         --    --        --     --         --     --          35    3
 Residential mortgage          453      37        397    37       468     47        509     58         620   63
 Commercial mortgage           221      30        320    30       226     23        138     16         318   14
Consumer                       293      12        299    12       228     14        216     13         204   12
General                      3,198      --      2,224    --     1,933     --      1,550     --         968   --
                            ------     ---     ------   ---    ------    ---     ------    ---      ------  ---
Total loans                 $4,489     100%    $3,588   100%   $3,158    100%    $2,580    100%     $2,236  100%
                            ======     ===     ======   ===    ======    ===     ======    ===      ======  ===

     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. Interest of $40,819 was reported on these loans during 1996, and an additional amount of $11,983 would have been earned if these loans had been performing. No amount of loans that have been classified by regulatory examiners as loss, substandard, doubtful of special mention has been excluded from amounts disclosed as non-performing loans. While non-performing assets represent potential losses to the Company, management does not anticipate any material losses thereon, since most are believed to be adequately secured. Management believes the allowance for loan losses currently to be sufficient to absorb known risks in the portfolio. No assurance can be given that adverse economic conditions will not adversely affect borrowers and result in increased losses. (In thousands.)


                                                                       DECEMBER 31,
                                                            ------------------------------------
                                                            1996  1995    1994    1993    1992
                                                            ----  ----    ----    ----    ----
Nonaccrual loans..........................................  $576  $  790  $  570  $  744  $  995
Loans 90 days or more past due and
 still accruing interest..................................    43      22      20      35      59
                                                            ----  ------  ------  ------  ------
Total non-performing loans................................   619     812     590     779   1,054
Other real estate.........................................   141     683   1,017   1,385   2,091
                                                            ----  ------  ------  ------  ------
Total non-performing assets...............................  $760  $1,495  $1,607  $2,164  $3,145

     Net charge-offs as a percentage of average loans outstanding decreased from 1995 to 1996. This ratio continues to reflect the moderate level of losses experienced by the Company.


                                                                   1996       1995       1994       1993       1992
                                                                   ----       ----       ----       ----       ----
Balance at beginning of year.................................   $  3,588    $ 3,158   $  2,580   $  2,236   $  1,953
 Charge-offs:
  Commercial, financial and agricultural.....................        (39)       (95)        (9)       (43)      (324)
  Real estate:
   Construction..............................................         --         --         --       (180)        --
   Mortgage..................................................        (18)       (77)       (24)       (40)      (114)
  Consumer...................................................       (312)      (219)      (130)      (270)      (151)
                                                                --------   --------   --------   --------   --------
    Total charge-offs........................................       (369)      (391)      (163)      (533)      (589)
 Recoveries:
  Commercial, financial and agricultural.....................          3          3         19         --         22
 Real estate:
  Construction...............................................         --         --         --         --         --
  Mortgage...................................................         24         23          2          3          2
 Consumer....................................................         64         85         53         53         54
                                                                 -------   --------   --------   --------   --------
    Total recoveries.........................................         91        111         74         56         78
                                                                --------   --------   --------   --------   --------
Net charge-offs..............................................       (278)      (280)       (89)      (477)      (511)
Provision for loan losses....................................      1,179        710        667        821        794
                                                                --------   --------   --------   --------   --------
Balance at end of year.......................................   $  4,489   $  3,588   $  3,158   $  2,580   $  2,236
                                                                ========   ========   ========   ========   ========
Loans, net of unearned interest at end of year...............   $309,112   $257,178   $223,999   $197,934   $173,793
Ratio of allowance for loan losses to net
 loans at end of year........................................       1.45%      1.40%      1.41%      1.30%      1.29%
Average loans, net of unearned interest......................   $282,553   $234,581   $206,442   $182,697   $168,250
Ratio of net charge-offs to average loans
 outstanding during the year.................................       0.10%      0.12%      0.04%      0.26%      0.30%

CAPITAL RESOURCES

     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC and the Federal Reserve, the primary federal regulators for the Banks and the Company, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. The Company, Lincoln Bank and Cabarrus Bank all maintain capital levels exceeding the minimum levels for well capitalized banks and bank holding companies.



DECEMBER 31, 1996                            WELL        ADEQUATELY    CAROLINA    LINCOLN    CABARRUS
                                           CAPITALIZED   CAPITALIZED     FIRST       BANK       BANK
                                           -----------   -----------   --------    --------   --------
Tier I capital to risk adjusted assets...     6.00%        4.00%        11.64%     11.00%      10.15%
Total capital to risk adjusted assets....    10.00%        8.00%        12.90%     12.24%      11.41%
Leverage ratio...........................     5.00%        4.00%         8.67%      8.07%       6.91%


See "SUPERVISION, REGULATION AND EFFECTS OF GOVERNMENTAL POLICIES."

ACCOUNTING AND REGULATORY MATTERS

     On January 1, 1994, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investment in Debt and Equity Securities," for regulatory and capital purposes. The effect of this Standard causes fluctuations in shareholders' equity based on changes in values of debt and equity securities available for sale. Such gains and losses, however, are not currently added or subtracted for purposes of computing the adequacy of capital for regulatory purposes. Gains and losses on such securities are recognized for income statement and regulatory capital purposes only when a security is sold.

     Effective January 1, 1995, the Company adopted FASB SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." The adoption of these Standards causes the allowance for credit losses related to loans identified as impaired to be based on discounted cash flows of expected payments or the fair value of the collateral for certain collateral dependent loans.

     Effective January 1, 1996, the Company adopted FASB SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An estimate of the future cash flows expected to result from the use of the asset and its eventual disposition should be performed during a review for recoverability. An impairment loss (based on the fair value of the asset) is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Additionally, SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of, be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. These assets will continue to be reported at the lower of carrying amount or net realizable value.

     Effective January 1, 1996, the Company adopted FASB SFAS No. 122, "Accounting for Certain Mortgage Banking Activities," which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this Standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights.

     Effective January 1, 1996, the Company adopted FASB SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company will continue such accounting under the provisions of APB 25.

     Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended, (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interest in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement be based on fair value; and (e) pledged financial assets be classified as collateral. This Standard provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including dollar rolls, wash sales, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities.

     This Standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except that the Standard will be effective for transfers of financial assets and transactions related to repurchase agreements, dollar rolls, securities lending and the like, occurring after December 31, 1997, and it is to be applied prospectively. The effect on the Company is not expected to be material.

SIX MONTHS ENDED JUNE 30, 1997

     The following discussion and analysis sets forth the major factors which affected the Company's results of operations and financial condition reflected in the unaudited financial statements for the three and six-month periods ended June 30, 1997 and 1996.

GENERAL

     Net income for the quarter ended June 30, 1997, was $1,499,216, or $.36 per share, compared to net income of $1,213,208, or $.29 per share, for the same period in 1996. Net income for the six-month period ended June 30, 1997, was $2,936,629, or $.70 per share, compared to net income of $2,332,657, or $.56 per share, for the same period in 1996.

NET INTEREST INCOME/MARGINS

     Net interest income of $10,030,674 during the first six-months of 1997 resulted from a net interest margin of 4.89% on average earning assets of $414 million. This compares with a net interest margin of 4.93% on average earning assets of $355.7 million generating net interest income of $8,702,307 for the same period in 1996. The interest rate earned on loans is being reduced as competition increases for market share of quality loans. The Company has, however, been able to sustain the strong net interest margin as average interest bearing liabilities have decreased as a percentage of total liabilities and capital. This is the result of both increased capital and increases in noninterest bearing deposits. Interest rates have remained relatively stable and thus the change in the net interest margin is more a function of competition than changes in interest rates. Each increase in the prime lending rate initially increases the Company's net interest income since a large number of loans are tied to the prime lending rate and are directly and immediately effected. However, with the passage of time, interest sensitive liabilities will increase and the Company's interest margins should stabilize. The increase in loan demand experienced by the Company positively affects the net interest margin, as noted by the large volume related increase, and is an indicator of the continued strong local economy. The increase in net interest income consists of a small decrease of $50,000 relative to rate and an increase of $1,379,000 relative to volume. As the Banks' loans have continued to grow, the funds have been obtained primarily through customer deposits and the maturing of investment securities. Deposit and loan rates are adjusted as market conditions and the Company needs allow.


ASSET LIABILITY/MANAGEMENT

     The following table summarizes net interest income and average yields and rates paid for the periods ended June 30, 1996 and 1997. For purposes of this analysis, the interest on non-taxable investment securities has not been adjusted to a taxable-equivalent amount. Non-accrual loans are excluded from the interest-earning loan balances shown. (In thousands).

                                                               JUNE 30,

                                                        1997                         1996
                                             ---------------------------  ---------------------------
                                                        INTEREST                     INTEREST
                                              AVERAGE   INCOME/   AVERAGE  AVERAGE   INCOME/   AVERAGE
                                              BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE
                                              -------   --------  -------  -------   --------   ----
ASSETS
Interest bearing deposits in
 other banks...........................      $    509   $    15    5.89%  $    573   $    27    9.42%
Taxable securities.....................        86,347     2,598    6.02%    72,728     2,257    6.21%
Non-taxable securities.................         7,350       250    6.80%    11,495       308    5.36%

Federal funds sold and securities
 purchased with agreements to
 resell................................         8,761       237    5.41%     2,900        76    5.24%
Loans..................................       311,003    14,919    9.59%   268,052    12,972    9.68%
                                             --------  --------           --------  --------
Interest earning assets................       413,970    18,019    8.71%   355,748    15,640    8.79%
                                                       --------    ----             --------    ----
Cash and due from banks................      $ 15,812                     $ 13,186
Other assets...........................        18,579                       16,369
                                             --------                     --------
                                             $448,361                     $385,303
                                             ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest bearing deposits
 Demand................................      $ 97,739     1,177    2.41%  $ 83,706   $   973    2.32%
 Savings...............................        42,055       528    2.51%    41,066       514    2.50%
 Time..................................       223,233     6,169    5.53%   190,194     5,339    5.61%
Other borrowings.......................         5,177       114    4.40%     4,576       112    4.90%
                                             --------  --------           --------  --------
Interest bearing liabilities...........       368,204     7,988    4.34%   319,542     6,938    4.34%
Other liabilities......................        43,180                       34,883
Shareholders' equity...................        36,977                       30,878
                                             --------                     --------
Total liabilities and
 shareholders' equity..................      $448,361                     $385,303
Interest rate spread...................      ========              4.37%  ========              4.45%
                                                                   ====                         ====
Net interest earned and net
 yield on earning assets...............                 $10,031    4.89%             $ 8,702    4.93%
                                                        =======    ====              =======    ====

     The following table presents the dollar amount of changes in interest income and interest expense for the periods ended June 30, 1996 and 1997. The table distinguishes between the changes related to average outstanding (volume) of earning assets and interest-bearing liabilities, as well as the changes related to average interest rates (rate) on such assets and liabilities. Changes attributable to both volume and rate have been allocated proportionately. (In thousands).

                                                     1996                      1997
                                                     ----                      ----
                                                     INCOME/                   INCOME/
                                                     EXPENSE  VOLUME   RATE    EXPENSE
                                                     -------  ------   ----    -------
Interest income:
Loans..............................................   12,972   2,060    (113)   14,919
Taxable investment securities......................    2,257     410     (69)    2,598
Non-taxable investment securities..................      308    (141)     83       250
Federal funds sold and interest
 bearing balances in other banks...................      103     158      (9)      252
                                                     -------  ------   -----   -------
 Total interest income.............................   15,640   2,487    (108)   18,019
                                                     =======  ======   =====   =======
Interest expense:
Interest bearing demand deposits...................      973     169      35     1,177
Savings deposits...................................      514      12       2       528
Time deposits......................................    5,339     913     (83)    6,169
Other borrowings...................................      112      13     (11)      114
                                                     -------  ------   -----   -------
 Total interest expense............................    6,938   1,108     (58)    7,988
                                                     -------  ------   -----   -------
 Net interest income...............................  $ 8,702  $1,379   $ (50)  $10,031
                                                     =======  ======   =====   =======

LOAN LOSS ALLOWANCE/PROVISION

     The allowance for loan losses was $4,852,905 or 1.50% of outstanding loans, at June 30, 1997 and $4,488,958 or 1.45% of outstanding loans, at December 31, 1996.

     The provision for loan losses charged to operations during the first six months was $498,333 in 1997 and $537,000 in 1996. The decrease in the provision was a result of the Company's comfort level with the loan quality, the level of the allowance for loan losses and the stable growth in the loan portfolio. Charge-offs, net of recoveries, were $134,386 or .04% of average loans outstanding, during the six months ended June 30, 1997, as compared to $83,142 or .03% of average loans outstanding, during the same period in 1996. Nonaccrual loans were $1,594,276 at June 30, 1997, $576,191 at December 31, 1996 and $570,614 at June 30, 1996. The ratio of non-accrual loans to total loans was .50% at June 30, 1997, .19% at December 31, 1996, and .20% at June 30, 1996. While this ratio increased from December, it is still significantly less than peer banks. Management believes that reserves and asset values are adequate to facilitate the timely disposition of these assets.

NET NON-INTEREST INCOME

     Non-interest income increased 29.77% for the first six months of 1997 as compared to the same period a year earlier. Non-interest income from core operations continues to increase as the Company expands fee income areas such as trust services and credit cards. Also, the additional deposits recently acquired have boosted deposit related income. The Company's financial services company has continued to mature and is contributing favorably to non-interest income as nontraditional banking services are considered by depositors.

     Non-interest expense increased $1,170,724 or 17.85%, for the six-month period ended June 30, 1997, as compared to the same period a year earlier. Non-interest expense increased in relation to the additional branch acquisitions and branch opening. Specifically, occupancy and supplies were directly effected as well as other expenses which includes the amortization of the premium paid to acquire the deposits. Additionally, the expenses relative to our technology expenditures are apparent in the increase in equipment expense. Insurance premiums on deposits insured by the FDIC's SAIF were reduced during the fourth quarter of 1996 after a one-time assessment.

FINANCIAL CONDITION

     The Company's total assets at June 30, 1997 and 1996, were $490,681,378 and $394,601,998, respectively, and $429,711,291 at December 31, 1996. Average earning assets for the first six months of 1997 were $413,970,000 versus $355,748,000 for the same period a year earlier, an increase of 16.37%. This growth is the result of the strong local economy and the Company's continued expansion of its customer base. During the second quarter of 1997, the Company opened one new branch and acquired the deposits of three branches. The Company will continue to look for ways to grow in market share.

     Average loans of $311,003,000 represented 75.13% of average earning assets during the first six months of 1997. During the same period in 1996, average loans totaled $268,052,000, or 75.35% of average earning assets. Gross loans increased to $324,598,631 at June 30, 1997, a 5.01% increase over loans at December 31, 1996. It is anticipated that general loan growth will continue to mirror the economy generally, however, competition for quality loans may adversely effect the net interest margins.

     Securities averaged $93,697,000 during the six months ended June 30, 1997 versus $84,223,000 for the same period a year ago. The securities portfolio represented 22.63% of earning assets at June 30, 1997 and 23.67% at June 30, 1996. At June 30, 1997, the securities portfolio had unrealized losses of approximately $341,393. A gain of $10,889 was realized during the first half of 1997. Securities held to maturity with a carrying value of approximately $27.5 million were scheduled to mature within the next five years. Of this amount, $9.2 million were scheduled to mature within one year. Securities available for sale with a carrying value of $79.7 million were scheduled to mature within the next five years. Of this amount, $29.3 million were scheduled to mature within one year. The Company currently has the ability and intent to hold its investment securities to maturity. Certain debt securities are designated by management as held for sale and are carried at the lower of cost or market because management may sell them before they mature.

     Average interest bearing liabilities rose 15.23%, to $368,204,000 in the first six months of 1997, from an average of $319,542,000 in the first six months of 1996. Total deposits increased 25.30% from June 30, 1996 to June 30, 1997, and 15.43% from December 31, 1996 to June 30, 1997. The second quarter acquisitions resulted in large deposit growth rates. As the Company capitalizes on these acquisitions and gains market share deposits will continue to increase.

     The Company continues to maintain capital ratios in excess of regulatory minimum requirements. The current capital standards call for a minimum total capital of 8% of risk-adjusted assets, including 4% Tier I capital, and a minimum leverage ratio of Tier I capital to total tangible assets of at least 4-5%. At June 30, 1997, the Company's ratio of total capital to risk-adjusted assets was 12.03% which includes 10.78% Tier I capital and the Company's ratio of total Tier I capital to total assets, adjusted for the loans loss allowance and intangibles, was 7.72%.

LIQUIDITY

     The liquidity position of Lincoln Bank and Cabarrus Bank, is primarily dependent upon their need to respond to withdrawals from deposit accounts and upon the liquidity of their assets. Primary liquidity sources include cash and due from banks, federal funds sold, short-term investment securities and loan repayments. At June 30, 1997, the Company had a liquidity ratio of 33.38%. Management believes the liquidity sources are adequate to meet operating needs. Except as discussed above, there are no known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.

                      MANAGEMENT AND PRINCIPAL SHAREHOLDERS

BOARD OF DIRECTORS

The following table sets forth certain information regarding the Company's directors as of January 31, 1997. Beneficial ownership of shares have not been restated for the 2-for-1 stock split effected August 22, 1997.


                                                         BENEFICIAL OWNERSHIP
                                                         OF SHARES OF COMMON
                                                                 STOCK
NAME, AGE AND YEAR FIRST                                   AND PERCENTAGE OF
ELECTED OR APPOINTED A        PRINCIPAL EXPERIENCE            OUTSTANDING
DIRECTOR OF THE COMPANY    DURING THE PAST FIVE YEARS          SHARES (1)
-----------------------   -----------------------------  -----------------------
John R. Boger, Jr. (68)   Mr. Boger is a partner in              4,798 (2)
        1992              the law firm of Williams,                     *
                          Boger, Grady, Davis &
                          Tuttle, P.A., Concord, North
                          Carolina.  Mr.  Boger is
                          the Chairman of the Board of
                          Directors of the Cabarrus
                          Bank, is a member of the
                          Board of Directors of CT
                          Communications, Inc. (parent
                          company of Concord Telephone
                          Company), and a past
                          President of the Concord
                          Rotary Club and the
                          Concord/Cabarrus Chamber of
                          Commerce.

D. Mark Boyd, III (59)    Mr. Boyd has served as               192,701 (3)
      1989                Chairman of the Board and               9.39%
                          Chief Executive Officer of
                          the Company since its
                          organization in 1989.  Mr.
                          Boyd has served as Chairman
                          of the Board of Directors of
                          Lincoln Bank since 1983.
                          Since 1993, Mr. Boyd has
                          served as a member of the
                          North Carolina State Banking
                          Commission.  Mr. Boyd was
                          also an organizer and
                          presently is a director of
                          First Gaston Bank of North
                          Carolina, 17% of the common
                          stock of which is owned by
                          the Company.  First Gaston
                          Bank's common stock is
                          registered under the
                          Exchange Act.

James E. Burt, III (59)   Mr. Burt has been President           28,088 (4)
      1990                of the Company and Lincoln              1.37%
                          Bank and Chief Executive
                          Officer of Lincoln Bank
                          since 1990.

Charles A. James (50)     Mr. James has served as                  698
      1997                Director of CK Federal from               *
                          1983 to 1993 and
                          subsequently to 1997 when it
                          was acquired by South Trust
                          Bank of North Carolina.  Mr.
                          James is the President of
                          Mt. Pleasant Insurance
                          Agency; the President of Mt.
                          Pleasant Enterprises, Inc.;
                          Director of Albemarle
                          Knitting Corp.; Co-owner of
                          Mt. Pleasant Bonded
                          Warehouse; Partner of All
                          Secure Storage; Partner of
                          North Branch Properties and
                          Partner of Earnhardt
                          Interchange Properties.

Samuel C. King, Jr. (49)  Mr. King has served as               12,548 (5)
    1989                  President of King's Office               *
                          Supply, Inc., an office
                          supply company in
                          Lincolnton, since 1977.  He
                          has served as a director of
                          Lincoln Bank since 1983 and
                          as Vice Chairman since 1992.

Harry D. Ritchie (63)     Mr. Ritchie has been the              8,869 (6)
    1989                  owner of Ritchie Brothers                *
                          Dairy Farm since 1955.  He
                          has served as a director of
                          Lincoln Bank since 1983.

L.D. Warlick, Jr., (57)   Mr. Warlick is the President         27,602 (7)
    1992                  of Warlick Funeral Home,               1.34%
                          Lincolnton, North Carolina.
                          Mr. Warlick is a past
                          President of the Lincolnton
                          Rotary Club, Lincoln County
                          Chapter of the American Red
                          Cross, past President of
                          Lincoln Medical Center Board
                          of Directors and United Way
                          Chairman.  He has served as
                          a director of Lincoln Bank
                          since 1983.

Estus B. White (66)       Mr. White is the retired             12,623 (8)
    1002                  Clerk of Superior Court for               *
                          Cabarrus County, North
                          Carolina Mr. White is a past
                          president of the Kannapolis
                          Merchants Association.  He
                          has served as a director of
                          Cabarrus Bank since 1980.

----------------------
* Less than one percent of outstanding shares.

(1) Information relating to beneficial ownership of shares is based upon "beneficial ownership" concepts set forth in rules of the Commission under
     Section 13(d) of the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he may disclaim beneficial interest.

(2) Includes 237 shares held by members of Mr. Boger's immediate family, as to which shares Mr. Boger may be deemed to share voting and investment power.

(3) Includes 68,895 shares held by three corporations of which Mr. Boyd is a director, president and majority shareholder, 6,597 shares held by a profit sharing plan of one such corporation, for which Mr. Boyd is a member of the Plan Committee, and 21,060 shares held by members of Mr. Boyd's immediate family. As to all of these shares, Mr. Boyd may be deemed to share voting and investment power; however, Mr. Boyd disclaims beneficial ownership.

(4) Includes 1,917 shares owned by Mr. Burt's wife, as to which Mr. Burt may be deemed to share voting and investment power.

(5) Includes 410 shares held by a corporation of which Mr. King is president and principal shareholder and 5,755 shares held by Mr. King's family, as to which shares Mr. King may be deemed to share voting and investment power.

(6) Includes 4,510 shares owned jointly with Mr. Ritchie's wife, as to which shares Mr. Ritchie may be deemed to share voting and investment power.

(7) Includes 1,409 shares held by a corporation of which Mr. Warlick is a director and president, and 6,436 shares held by Mr. Warlick's wife and family members, as to which shares Mr. Warlick may be deemed to share voting and investment power.

(8) Includes 8,327 shares owned jointly with Mr. White's wife, as to which Mr. White may be deemed to share voting and investment power.


EXECUTIVE OFFICERS

The executive officers of the Company consist of the following:

     D. Mark Boyd, III, age 59, is the Chairman of the Board and Chief Executive Officer of the Company. He also serves as Chairman of the Board of Lincoln Bank, a position he has held since its organization. Mr. Boyd served as interim President of the Bank from November 1989 to June 1990. In addition, Mr. Boyd has been President of Times Oil Corporation, a fuel and heating oil distributor, since 1965 and a director of Kentucky Fried Chicken of Lincolnton, Inc., a fast-food restaurant franchise, since 1968. Since 1974, Mr. Boyd has served as a director of Carolina Mills, Inc., a manufacturer of yarn, and cloth in Maiden, North Carolina.

     James E. Burt, III, age 60, has been President of the Company and Lincoln Bank and Chief Executive Officer of Lincoln Bank since 1990 and Director of Cabarrus Bank since 1993. Mr. Burt previously served as President and Chief Executive Officer of Commercial National Bank in Shreveport, Louisiana from 1980 to 1989.

     James A. Atkinson, age 40, has served as Vice President and Auditor of the Company since April 1992. Mr. Atkinson has served in various bank audit positions since 1978.

     Jan H. Hollar, age 41, has served as the Treasurer of the Company since December 1990 and currently serves as Vice President and Secretary of the Company. In addition, Ms. Hollar has served as the Chief Financial Officer of Lincoln Bank since November 1990 and principal accounting officer at Cabarrus Bank since January 1993.

     Joy G. Keever, age 60, has been an officer of Lincoln Bank since its organization, having served as Cashier from 1983 to 1986, when she was elected Vice President. She was named Vice President - Human Resources of the Company effective June 1, 1996.

     James H. Mauney, II, age 49, has served as Vice President and Manager of Loan Administration of the Company since February 1996. Mr. Mauney previously served as Vice President of Hibernia National Bank from 1988 to 1996.

PRINCIPAL SHAREHOLDERS

     As of January 31, 1997, there were no persons known to the Company who were beneficial owners of more than 5% of the Company's outstanding Shares other than D. Mark Boyd, III, P.O. Box 399, Lincolnton, North Carolina 28093, who is a director of the Company, and who beneficially held on that date 192,701 shares, or 9.39% of the total shares outstanding. See "Proposal I - Election of Directors."

     As of January 31, 1997, the number of shares owned beneficially by all directors and executive officers of the Company as a group (12 persons) was approximately 297,817, or 14.47% of the total shares outstanding.


                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table sets forth certain elements of compensation for the chief executive officer and the other most highly named compensated executive officer (collectively, the "executive officers") for each of the last three calendar years:

                           Summary Compensation Table

                                            Annual Compensation      All Other
                                            -------------------
 Name and Position                  Year     Salary      Bonus      Compensation
      (a)                            (b)      (c)         (d)            (i)
-----------------------             ----     ------      -----       ------------
 D. Mark Boyd, III
  Chief Executive Officer           1996    $ 18,000    $    --        $ 1,796 (1)
                                    1995      14,400         --          1,293 (1)
                                    1994      11,420         --            --

 James E. Burt, III
  President                         1996     140,920     30,983          5,385 (1)
                                    1995     134,852     20,754         18,691 (1)
                                    1994     132,208     16,689         16,145 (1)

--------------------
(1) Amounts shown consist of the Company's profit sharing contribution, matching contribution to the Carolina First BancShares Profit Sharing Plan and amounts contributed by the Company to the Deferred Compensation Trust for Carolina First BancShares, Inc. and Subsidiaries on behalf of the named executive officers.


                   AGGREGATED OPTIONS/SARS EXERCISED IN 1996
                      AND 1996 YEAR-END OPTION/SAR VALUES

     The following table shows stock option exercises by the named executive officers during 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable options as of December 31, 1996. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing options and the year-end price of the Company's Common Stock.

                                                      Number of         Value
                                                      Securities        Unexercised
                                                      Unexercised       In-the-Money
                                                      Options/SARs      Options/SARs
                                                         at                 at
                                Shares                FY-End (#)        FY-End ($)
                                Acquired     Value    Exercisable/      Exercisable/
Name                          on Exercise  Realized   Unexercisable     Unexercisable
(a)                               (b)        (c)          (d)                (e)
----                          -----------  --------   -------------     --------------
D. Mark Boyd, III                 --         --             0/0                 $0/$0

James E. Burt, III                --         --        66,853/0         $1,498,259/$0

EMPLOYMENT AGREEMENTS

     As of December 31, 1996, Lincoln Bank entered into a new employment contract with James E. Burt, III. The contract provides that Mr. Burt shall remain employed by the Company through January 31, 2000, unless sooner terminated under the terms thereof.

     Either the Company or Mr. Burt may terminate the employment contract at any time upon 60 days prior written notice. The contract may also be terminated at the election of the Company for cause, or by reason of Mr. Burt's disability. In the event employment is terminated without cause by the Company prior to January 31, 2000, the Company shall continue to pay Mr. Burt's annual salary and provide certain benefits (except for the annual bonus) for a period of 12 months after such termination (or until January 31, 2000, whichever occurs earlier) as severance pay.

     In the event the Company experiences a "change in control," as defined in the employment contract, Mr. Burt shall receive a lump-sum payment equal to his annual salary and maximum bonus potential for the year in which the change in control occurs (in addition to his regular compensation if he remains in the Company's employ after the change in control). In certain circumstances, if Mr. Burt's employment is terminated after a change in control, he may be entitled to receive various benefits and compensation for a period of up to 24 months.

     As of December 31, 1996, the Company also entered into a Deferred Compensation Agreement with Mr. Burt that replaces a similar agreement dated July 2, 1992. This agreement provides that if Mr. Burt retires from the Company at age 65, or if his employment is terminated without cause after, or within 12 months of, a change in control involving the Company, Mr. Burt shall receive certain payments for up to 120 months.

CERTAIN TRANSACTIONS

     Certain Company directors, officers and principal shareholders, and their associates, were customers of, or had banking and financial transactions with, the Company or its subsidiaries in the ordinary course of business during 1996. Some of the directors of the Company or its subsidiaries are directors, officers, trustees or principal securities holders of corporations or other organizations which also were customers of, or had banking and financial transactions with, the Company or its subsidiaries in the ordinary course of business during 1996.

     All outstanding loans and other transactions with the directors, officers and principal shareholders of the Company and its subsidiaries were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of credit extended to directors, executive officers and principal shareholders as of December 31, 1996, was $2,388,465 or 6.82% of the Company's shareholders' equity. In addition to banking and financial transactions, the Company or its subsidiaries may have had additional transactions with, or used products or services of, various organizations of which directors of the Company and its subsidiaries are associated. The Company provided data processing and other services to First Gaston Bank, during 1996, for which First Gaston Bank paid $141,959. The Company is the largest shareholder of First Gaston Bank, and the Company's Chairman is an organizer and a director of First Gaston Bank. Except for the transactions with First Gaston Bank, the amounts involved in such noncredit transactions have in no case been material in relation to the business of the Company, its subsidiaries or such other organizations. It is expected that the Company and its subsidiaries will continue to have similar transactions in the ordinary course of its business with such individuals and their associates in the future.

     Securities rules and regulations require certain reports to be filed by directors and executive officers. To the knowledge of the Company, all filings were made on a timely basis.

          SUPERVISION, REGULATION AND EFFECTS OF GOVERNMENTAL POLICIES

     Bank holding companies and banks are extensively regulated under federal and state law. This discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the status or regulations applicable to the Company's and the Banks' business. Supervision, regulation, and examination of the Company and its bank and nonbank subsidiaries by the bank regulatory agencies is intended primarily for the protection of depositors rather than holders of Company capital stock. Any change in applicable law or regulation may have a material effect on the Company's business.

BANK HOLDING COMPANY REGULATION

     The Company, as a bank holding company, is subject to supervision and regulation by the Federal Reserve under the BHC Act. The Company is required to file with the Federal Reserve periodic reports and such other information as the Federal Reserve may request. The Federal Reserve examines the Company, and may examine the Company's subsidiaries. The Company is also registered as a bank holding company with the North Carolina Commissioner of Banks, (the "Commissioner"), and files reports with the Commissioner.

     The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company, may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve had determined by regulation or order to be so closely related to banking or managing or controlling banks to be a proper incident thereto. Certain acquisitions by holding companies are subject to approval by the Commissioner.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") was signed into law on September 30, 1996. EGRPRA streamlined the non-banking activities application process for well-capitalized and well-managed bank holding companies. Under EGRPRA, qualified bank holding companies may commence a regulatory approved non-banking activity without prior notice to the Federal Reserve; written notice is required within 10 days after commencing the activity. Under EGRPRA, the prior notice period is reduced to 12 days in the event of any non-banking acquisition or share purchase or de novo non-banking activity previously approved by order of the Federal Reserve, but not yet implemented by regulations, assuming the size of the acquisition or proposed activity does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% of Tier 1 capital. On February 20, 1997, the Federal Reserve adopted, effective April 21, 1997, amendments to its Regulation Y implementing certain provisions of The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA"), which was signed into law on September 30,1996. Among other things, these amendments to Federal Reserve Regulation Y reduce the notice and application requirements applicable to bank and nonbank acquisitions and de novo expansion by well-capitalized and well-managed bank holding companies; expand the list of nonbanking activities permitted under Regulation Y and reduce certain limitations on previously permitted activities; and amend Federal Reserve anti-tying restrictions that include provisions that allow banks greater flexibility to package products with their affiliates.

     The Company is a legal entity separate and distinct from the Banks and its other subsidiaries. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company or its non-bank subsidiaries. The Company and the Banks also are subject to Section 23A of the Federal Reserve Act. Section 23A defines "covered transactions," which includes extensions of credit, and limits a bank's covered transactions with any affiliate to 10% of such bank's capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and banks and their subsidiaries are prohibited from purchasing low-quality assets from the bank's affiliates. Finally, Section 23A requires that all of a bank's extensions of credit to an affiliate be appropriately secured by acceptable collateral, generally United States government or agency securities, The Company and the Banks also are subject to
Section 23B of the Federal Reserve Act, which generally limits covered and other transactions among affiliates to terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the bank or its subsidiary as prevailing at the time for transactions with unaffiliated companies.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994
("Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that the Company and any other bank holding company located in North Carolina may now acquire a bank located in any other state, and any bank holding company located outside North Carolina may lawfully acquire any bank based in another state, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997,national and state-chartered banks may branch interstate through acquisitions of banks in other states, By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. North Carolina adopted legislation opting into interstate branching effective July 1, 1995, including de novo interstate branching prior to July 1, 1997 with states where reciprocal branching is permitted and thereafter without limit.

     Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), where a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company's subsidiary depository institutions are responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. However, any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of the bank. The Federal Reserve, in approving the Company's investment in First Gaston, has required the Company to enter into a commitment to serve as a source of strength for First Gaston.

BANK AND BANK SUBSIDIARY REGULATION GENERALLY

     The Banks are subject to supervision, regulation, and examination by the FDIC and the North Carolina Commissioner, which examine and monitor all areas of the operations of the Banks, including reserves, loans, mortgages, issuance of securities, payment of dividends, establishment of branches, and capital. The Banks are members of the FDIC, and their deposits are insured by the FDIC to the maximum extent provided by law. Lincoln Bank's deposits are insured by the FDIC's BIF, and Cabarrus Bank's deposits are primarily insured by the FDIC's SAIF. See "FDIC Insurance Assessments."

     Under present North Carolina law, the Bank currently may establish and operate branches throughout the State of North Carolina, subject to the maintenance of adequate capital for each branch and the receipt of the necessary approvals of the FDIC and the Commissioner.

COMMUNITY REINVESTMENT ACT

     The Company and the Banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the "CRA") and the federal banking agencies' regulations thereunder. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirement or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires a depository institution's primary federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to: (i) charter a national bank; (ii) obtain deposit insurance coverage for a newly-chartered institution; (iii) establish a new branch office that accepts deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application.

     Under new CRA regulations, effective January 1, 1996, the process-based CRA assessment factors were replaced with a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test. Each of these tests are applied by the institution's primary federal regulator taking into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders. The new lending test - the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks - evaluates an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institutions, its consumer loans.

     Each of these lending categories are weighed to reflect its relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding; and (v) the institution's use of innovative or flexible lending practices to meet the needs of low-to-moderate income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by any lending consortia and other lenders in which the institution has invested. As part of the new regulation, all financial institutions are required to report data on their small business and small farm loans as well as their home mortgage loans.

     The investment test focuses on the institution's qualified investments within its service area that (i) benefit low-to-moderate income individuals and small businesses or farms, (ii) address affordable housing needs, or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test is based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, and its responsiveness to credit and community development needs.

     The service test evaluates an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and ATMs, (ii) the institution's record of opening and closing branch offices and ATMs, and (iii) the availability of alternative product delivery systems such as home banking and loan production offices in low-to-moderate income areas. The federal regulators also will consider an institution's community development service as part of the service test. A separate community development test is applied to wholesale or limited purpose financial institutions.

     Institutions having total assets of less than $250 million will be evaluated under more streamlined criteria. The Company and the Banks are eligible for these streamlined criteria at this time. In addition, a financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.

     The interagency CRA regulations provide that an institution evaluated under a given test will receive one of five ratings for that test: outstanding, high satisfactory, low satisfactory, needs to improve, or substantial non-compliance. An institution will receive a certain number of points for its rating on each test, and the points are combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory", and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's CRA rating would continue to be taken into account by its primary federal regulator in considering various types of applications. As a result of the Banks' most recent CRA examinations in March 13, 1995 and January 16, 1996, Lincoln Bank and Cabarrus Bank have CRA ratings of "2" and "1," respectively.

     The Banks are also subject, among other things, to the provisions of the Equal Credit Opportunity Act (the "ECOA") and the Fair Housing Act (the "FHA"), both of which prohibit discrimination based on race or color, religion, national origin, sex, and familial status in any aspect of a consumer or commercial credit or residential real estate transaction. Bases on recently heightened concerns that some prospective home buyers and other borrowers may be experiencing discriminatory treatment in their efforts to obtain loans, the Department of Housing and Urban Development, the Department of Justice (the "DOJ"), and all of the federal banking agencies in April 1994 issued an Interagency Policy Statement on Discrimination in Lending in order to provide guidance to financial institutions as to what the agencies consider in determining whether discrimination exists, how the agencies will respond to lending discrimination, and what steps lenders might take to prevent discriminatory lending practices. The DOJ has also recently increased its efforts to prosecute what it regards as violators of the ECOA and FHA.

PAYMENTS OF DIVIDENDS

     The Company is a legal entity separate and distinct from its banking and other subsidiaries. The prior approval of the FDIC is required if the total of all dividends declared by a state non-member bank (such as the Banks) in any calendar year will exceed the sum of such bank's net profits for the year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. North Carolina law also prohibits any state non-member bank from paying dividends that would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.

     In addition, the Company and Banks are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national or state member bank or a bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The FDIC has indicated that paying dividends that deplete a state bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The FDIC and the Federal Reserve have each indicated that depository institutions and their holdings should generally pay dividends only out of current operating earnings.

CAPITAL

     The Federal Reserve and the FDIC have adopted final risk-based capital guidelines for bank holding companies and state non-member banks. The guideline for a minimum ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital must consist of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill ("Tier 1 capital"). The remainder may consist of subordinated debt, non qualifying preferred stock and a limited amount of any loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "Total Capital").

     In addition, the federal bank regulatory agencies have established minimum leverage ratio guidelines for bank holding companies and state non-member banks, which provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3%, plus an additional cushion of 100 to 200 basis points (i.e., 1%-2%) if the institution has less than the highest regulatory rating. The guidelines also provide that institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore the Federal Reserve's guidelines indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve, the FDIC and the Commissioner have not advised the Company or either Bank of any specific minimum leverage ratio or tangible Tier 1 leverage ratio applicable to them.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

     All of the federal banking agencies have adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the Total Capital ratio, Tier 1 capital ratio, and the leverage ratio. Under the regulations, a state non-member bank will be (i) well capitalized if is has a Total Capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater, and leverage ratio of 5% or greater and is not subject to any order or written directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure, (ii) adequately capitalized if is has a Total Capital ratio of 8% or greater, a Tier 1 capital ratio of 4% or greater, and a leverage ratio of 4% or greater (3% in certain circumstances), (iii) undercapitalized if it has a Total Capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% (3% in certain circumstances), or (iv) critically undercapitalized if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

     As of June 30, 1997, the consolidated capital ratios of the Company and Banks were as follows:


                              Regulatory                 Lincoln     Cabarrus
                                Minimum       Company      Bank        Bank
                                -------       -------      ----        ----
     Tier 1 capital ratio            4.0%     10.78%       10.30%       10.29%
     Total capital ratio             8.0%     12.03%       11.55%       11.55%
     Leverage ratio            3.0 - 5.0%      7.72%        7.30%        7.05%

     The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the federal banking agencies have, pursuant to FDICIA, recently adopted final regulations which require regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

     In December 1996, the OCC adopted the Federal Financial Institutions Examination Council's ("FFIEC") updated statement of policy entitled "Uniform Financial Institutions Rating System" ("UFIRS") effective January 1, 1997. UFIRS is an internal rating system used by the federal and state regulators for assessing the soundness of financial institutions on a uniform basis and for identifying those institutions requiring special supervisory attention. Under the previous UFIRS, each financial institution was assigned a confidential composite rating based on an evaluation and rating of five essential components of an institution's financial condition and operations including Capital adequacy, Asset quality, Management, Earnings, and Liquidity. The major changes include an increased emphasis on the quality of risk management practices and the addition of a sixth component for Sensitivity to market risk. For most institutions, the FDIC has indicated that market risk primarily reflects exposures to changes in interest rates. When regulators evaluate this component, consideration is expected to be given to: management's ability to identify, measure, monitor, and control market risk; the institution's size; the nature and complexity of its activities and its risk profile; and the adequacy of its capital and earnings in relation to its level of market risk exposure. Market risk is rated based upon, but not limited to, an assessment of the sensitivity of the financial institution's earnings or the economic value of its capital to adverse changes in interest rates, foreign exchanges rates, commodity prices, or equity prices; management's ability to identify, measure, monitor, and control exposure to market risk; and the nature and complexity of interest rate risk exposure arising from nontrading positions.


FDICIA

     FDICIA directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit system, loan documentation, credit underwriting, interest rate exposure, asset growth compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. These standards are not expected to have material effect on the Company and the Banks.

     FDICIA also contains a variety of other provisions that may affect the operations of the Company and the Banks, including reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch, and prohibition on the acceptance or renewal of brokered deposits by depository that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to brokered deposits, the Banks are well capitalized and not restricted.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirement to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     Because the Company and the Banks exceed applicable capital requirements, the respective managements of the Company and the Banks do not believe that the capital adequacy provisions of FDICIA have had any material impact on the Company and the Bank or their respective operations.

ENFORCEMENT POLICIES AND ACTIONS

     FIRREA and subsequent federal legislation significantly increased the enforcement authorities of the FDIC and other federal depository institution regulators, and authorizes the imposition of civil money penalties of up to $1 million per day. Persons who are affiliated with depository institutions can be removed from any office held in such institution and banned for life from participating in the affairs of any such institution.


DEPOSITOR PREFERENCE

     The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

FISCAL AND MONETARY POLICY

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and it other borrowings, and interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of the Company and the Banks are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on the Company and its subsidiaries cannot be predicted.




FDIC INSURANCE ASSESSMENTS

     The Banks are subject to FDIC deposit insurance assessments. Lincoln Bank's deposits are primarily insured by the FDIC's BIF. Having converted from a thrift charter, Cabarrus Bank's deposits are insured by the FDIC's SAIF. In 1996, the FDIC adopted a new risk-based premium schedule which decreased the assessment rates for BIF depository institutions. Under this schedule, which took effect for assessment periods after January 1, 1996, the annual premiums range from zero to $.27 for every $100 of deposits. Each financial institution is assigned to one of three capital groups - well capitalized, adequately or undercapitalized - and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state regulators and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. Since October 1, 1996, for Sasser and Oakar institutions, and since January 1, 1997 for other SAIF-insured institutions, SAIF-insured deposits have been assessed annual SAIF premiums of four to 31 basis points per $100 of deposits, based upon the institution's assigned risk category and supervisory evaluation. During the year ended December 31, 1995 and 1996, Lincoln Bank paid $161,156 and $30,364 in BIF deposit insurance premiums. Cabarrus Bank paid SAIF deposit insurance premiums of $143,622 and $111,972 in 1995 and 1996, respectively.

     The FDIC's Board of Directors has retained the 1996 BIF assessment schedule of zero to 27 basis points per annum for the first semiannual period of 1997. In addition, the FDIC Board eliminated the $2,000 minimum annual assessment and authorized the refund of the fourth-quarter minimum assessment of $500 paid by certain BIF-insured institutions on September 30, 1996 by crediting such amount against each BIF member's first semiannual assessment in 1997. The EGRPRA recapitalized the FDIC's SAIF Fund to bring it into parity with BIF. As part of this recapitalization, The Deposit Insurance Funds Act of 1996 (the "Funds Act") authorized FICO to levy assessments on BIF-assessable deposits at a rate equal to one-fifth of the FICO assessment rate that is applied to deposits assessable by SAIF. The actual annual assessment rates for FICO for 1997 have been set at 1.30 basis points for BIF-assessable deposits and 6.48 basis points for SAIF deposits.

COMMUNITY DEVELOPMENT ACT

     The Community Development Act has several titles. Title I provides for the establishment of community development financial institutions to provide equity investments, loans and development services to financially undeserved communities. A portion of this Title also contains various provisions regarding reverse mortgages, consumer protections for qualifying mortgages and hearings for home equity lending, among other things. Title II provides for small business loan securitization and securitizations of other loans, including authorizing a study on the impact of additional securities based on pooled obligations. Small business capital enhancement is also provided. Title III of the Act provides for paperwork reduction and regulatory improvement, including certain examination and call report issues, as well as changes in certain consumer compliance requirements, certain audit requirements and real estate appraisals, and simplification and expediting processing of bank holding company applications, merger applications and securities filings, among other things. It also provides for commercial mortgage-related securities to be added to the definition of a "mortgage-related security" in the Exchange Act. This will permit commercial mortgages to be pooled and securitized, and permit investment in such instruments without limitation by insured depository institutions. It also pre-empts state legal investment and blue sky laws related to qualifying commercial mortgage securities. Title IV deals with money laundering and currency transaction reports, and Title V reforms the national flood insurance laws and requirements.

LEGISLATIVE AND REGULATORY CHANGES

     Various changes have been proposed with respect to restructuring and changing the regulation of the financial services industry. FIRREA required a study of the deposit insurance system. On February 5, 1991, the Department of the Treasury released "Modernizing the Financial System; Recommendations for Safer, More Competitive Banks." Among other matters, this study analyzed and made recommendations regarding reduced bank competitiveness and financial strength, overextension of deposit insurance, the fragmented regulatory system and the under capitalized deposit insurance fund. It proposed restoring competitiveness by allowing banking organizations to participate in a full range of financial service outside of insured commercial banks. Deposit insurance coverage would be narrowed to promote market discipline. Risk based deposit insurance premiums were proposed with feasibility tested through an FDIC demonstration project using private reinsurers to provide market pricing for risk based premiums.

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions and bank holding company powers are being considered by the executive branch of the Federal government, Congress and various state governments, including North Carolina. Among other items under consideration are a possible combination of BIF and SAIF, changes in or repeal of the Glass-Steagall Act which separates commercial banking form investment banking and changes in the BHC Act to broaden the powers of "financial services" companies to own and control depository institutions and engage in activities not closely related to banking. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted, and, if adopted, how these proposals will affect the Company and the Banks.


                                   COMPETITION

     Commercial banking is highly competitive. The Banks compete with other financial institutions located in metropolitan Charlotte and elsewhere in North Carolina. Other competitors include banks, savings and loan associations, insurance companies, finance companies, credit unions, mortgage bankers, pension trusts, out-of-state banks and other institutions that provide loan and investment services and money market funds. Competition between commercial banks and thrift institutions has intensified significantly as a result of the elimination of many previous distinctions between the various types of financial institutions.

     The Banks compete for deposits, loans and other business with a number of major banks and bank holding companies which have numerous offices and affiliates operating over wide geographic areas. Other competitors such as thrifts, credit unions, mortgage companies, insurance companies and other local and nonlocal financial institutions also compete with the Banks. Among the advantages certain of these institutions may have compared to the Company, are the ability to finance extensive advertising campaigns, and their ability to allocate and diversify their assets among loans and securities of the highest yield in locations with the greatest demand. Some of such competitors are subject to less regulation and more favorable tax treatment than the Company.

     Many of the major commercial banks in the Company's service area or their affiliates offer services such as international banking investment which are not offered directly by the Banks. Such competitors, because of their greater capitalization, also have substantially higher lending limits than the Banks and are better able to absorb risk.

                          DESCRIPTION OF COMMON STOCK

     The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, of which 4,120,596 shares were issued and outstanding as of August 31, 1997. The following description is a brief summary of certain rights relating to the Common Stock, as determined under North Carolina law and the Company's Articles of Incorporation and Bylaws. The following discussion is qualified in its entirety by reference to the governing laws and the Company's Articles of Incorporation and Bylaws. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

DIVIDEND RIGHTS

     Holders of Common Stock are entitled to receive such dividends as, when, and if legally declared by the Board of Directors out of funds legally available therefor.

LIQUIDATION AND OTHER RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Common Stock will be entitled to share ratably in the net assets of the Company available for distribution to its shareholders, according to the number of shares of Common Stock held by them.





PREEMPTIVE RIGHTS

     The Company's shareholders do not have any preemptive right to acquire any additional or treasury shares of Common Stock.

ASSESSMENT AND REDEMPTION

     The shares of Common Stock presently outstanding are, and the shares that will be issued in connection with the Offering will be, fully paid and nonassessable. There are no provisions for the redemption or conversion of the Common Stock.

VOTING RIGHTS

     Except as otherwise provided by law, each stockholder is entitled to one vote per share on all matters to be voted upon, except with respect to the election of directors, for which shareholders, under certain circumstances, may cumulate votes. Pursuant to the Company's Bylaws, at each election of directors, every shareholder entitled to vote at such election has the right to vote, in person or by proxy, the number of shares standing of record in his name for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or to cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principal among any number of such candidates. The right of cumulative voting, however, is not available to shareholders if, when the stock transfer books are closed or on the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting called for the election of directors, the Company is a public corporation, which means any corporation that has a class of shares registered under Section 12 of the Exchange Act, as amended. The right of cumulative voting, if available, may not be exercised unless the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized; or a shareholder or proxy holder announces in open meeting, before the voting for directors starts, his intention so to vote cumulatively; and if such announcement is made, the Chairman shall declare that all shares entitled to vote have the right to vote cumulatively, shall announce the number of votes represented in person or in proxy, and shall thereupon grant a recess of not less than one hour nor more than four hours, as he shall determine, or of such other period of time as is unanimously then agreed upon. As of the date of this Prospectus, the Company was a public corporation and, therefore, shareholders were not permitted to cumulate their votes for the election of directors. The Company does not anticipate that it will cease to be a public corporation or that cumulative voting will become available, in the foreseeable future.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is First Citizens Bank and Trust Company of North Carolina, Raleigh, North Carolina.


                                  THE OFFERING

TERMS OF THE OFFERING

     The Company is offering up to 225,000 shares of its Common Stock at a price of $25.75 per share, for an aggregate price of $5,793,750. There is no requirement that the Company sell a minimum number of shares in the Offering. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares ($2,575). In order to increase the number of retail investors and to broaden its distribution of stock ownership, the Company may choose to limit the purchase of any investor (together with the investor's affiliates) to a maximum of 1,000 shares ($25,750), although the Company, in its sole discretion, reserves the right to accept subscriptions for a greater number of shares. In addition, pursuant to the Selling Agency Agreements between the Company and each of the two initial Selling Agents, each Selling Agent shall use all reasonable efforts to achieve a broad, retail distribution of the offered shares, including the foregoing subscription limitations, selling at least 33% of the shares of Common Stock made available to such Selling Agent to persons not presently Company shareholders and to sell a minimum number of shares to residents of Cabarrus County, North Carolina (25,000 shares with respect to Interstate/Johnson Lane Corporation and 20,000 shares with respect to J.C. Bradford & Co.). In determining which subscriptions to accept and in what amounts, the Company may take into account the order in which subscriptions are received, the subscriber's business relationships or potential to do business with, or to direct customers to, the Company, the Company's desire to have a broad distribution of stock ownership, and any regulatory comments or action with respect to any subscriber or subscription. There are no agreements to purchase shares in the Offering by officers, directors, or other affiliates of the Company and no shares are reserved for such persons, although such persons may subscribe for shares offered hereby.

     The offering period for the shares will terminate on the date that all shares offered hereby are sold, but the Company reserves the right to terminate the Offering at any time. The date on which this Offering terminates is referred to herein as the "Expiration Date."


     Any subscriber who intends to purchase shares through a self-directed retirement plan should contact his or her Selling Agent broker for directions as to how his or her check should be prepared.

     The Company reserves the right in its sole discretion to accept or reject subscriptions for shares in whole or in part and to allocate shares among subscribers, on or before the Expiration Date. Subscriptions are binding upon the Company only if and to the extent accepted by the Company. The Company or a Selling Agent will promptly notify each subscriber after receipt of his or her subscription whether his or her subscription has been accepted. With respect to any subscriptions which are not accepted by the Company, the unaccepted portion of the subscription funds will be returned by the Company or the Selling Agent, without interest. Upon rejection of a subscription or the termination or expiration of this Offering, the Company, its subsidiaries, and their respective directors, officers, employees, agents, and affiliates will have no further liability to the subscribers whose subscriptions are being returned once all appropriate refunds have been mailed to the address shown in the Subscription Agreement.

     The Selling Agents or the Company will confirm all sales of Common Stock. As a convenience to subscribers, unless a subscriber indicates otherwise in the space provided in the subscription agreement, the certificate representing the Common Stock to be issued on behalf of the subscriber will be issued in "street name" for the account of the Selling Agent who solicited the subscriber's purchase, with shares underlying the subscription being held in the subscriber's brokerage account, with the Selling Agent for the benefit of the subscriber. If the subscriber indicates that he does not wish his certificate to be issued in street name, he will receive physical delivery of the certificate, registered in his name. Whether issued to a broker in street name or directly to subscribers, certificates representing shares of Common Stock duly subscribed and fully paid will be issued by the Company's registrar and transfer agent promptly after the Company's acceptance of each subscription and the issuance of a confirmation therefor.

METHOD OF OFFERING

     The shares of Common Stock offered hereby are to be offered and sold primarily through the efforts of the Selling Agents, which are registered broker/dealers. As compensation for their services, each Selling Agent will receive a commission equal to $.80 for each share of Common Stock for which subscriptions are received and accepted by the Company with respect to investors solicited by such Selling Agent. Such Selling Agent compensation may be deemed to be underwriting compensation under the Securities Act. The Company has agreed to indemnify the Selling Agent against certain liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in this Prospectus.

     The Selling Agents have no obligation or commitment to purchase any of the shares offered or to assure the sale of any particular number of shares. See "RISK FACTORS -- No Firm Commitment Underwriting/No Minimum Number of Shares Required to Be Sold."

     The shares may also be offered through the efforts of certain directors and officers of the Company, who may receive subscriptions without payment of any per share commission to the Selling Agents. Such directors and officers will rely on Commission Rule 3a4-1 under the Exchange Act to conduct the Offering on behalf of the Company. The activities of officers and directors in connection with the Offering are in addition to their regular duties, and they will not receive any commission or other additional remuneration for such activities, although they may be reimbursed for reasonable expenses, if any, incurred in connection therewith.

     Subscribers may wish to have their self-directed retirement plans purchase shares of the Common Stock offered hereby subject to the terms of the applicable plan or trust document, and as permitted by applicable law. The shares may be purchased in any type of retirement plan, including Individual Retirement Accounts ("IRAs"), profit sharing, money purchase pension, and 401(k) plans. Each subscriber should consult his or her own counsel, accountant, or other professional advisor as to all matters concerning his or her investment in the shares of Common Stock.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.


                                    EXPERTS

     The consolidated financial statements of Carolina First BancShares, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       CAROLINA FIRST BANCSHARES, INC.

                             FINANCIAL STATEMENTS




Consolidated Balance Sheets June 30, 1997 and December 31, 1996 ...............................................F-2

Consolidated Statements of Operations For the Three and Six Months Ended June 30, 1997 and 1996 ...............F-3

Consolidated Statements of Changes in Shareholder's Equity For the Six Months Ended June 30, 1997 and 1996 ....F-4

Consolidated Statements of Cash Flows For the Six Months Ended June 30, 1997 and 1996 .........................F-5

Notes to Unaudited Interim Consolidated Financial Statements ..................................................F-6

Independent Auditors' Report ..................................................................................F-7

Consolidated Balance Sheets December 31, 1996 and 1995 ........................................................F-8

Consolidated Statements of Income For the Years Ended December 31, 1996, 1995 and 1994 ........................F-9

Consolidated Statements of Changes in Shareholders' Equity For the Years Ended
    December 31, 1996, 1995 and 1994 ..........................................................................F-10

Consolidated Statements of Cash Flows For the Years Ended December 31, 1996, 1995 and 1994 ....................F-11

Notes to Financial Statements .................................................................................F-12

CAROLINA FIRST BANCSHARES, INC. AND SUBSIDIARY
COMPANIES
------------------------------------------------------
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
------------------------------------------------------
                                                          JUNE 30,     DECEMBER 31,
                                                        -------------  -------------
                                                            1997           1996
                                                        -------------  -------------
Assets:
Cash and due from banks                                 $ 21,763,662   $ 16,343,459
Federal funds sold                                        11,025,000      2,982,000
                                                        ------------   ------------
 Total cash and cash equivalents                          32,788,662     19,325,459
Interest bearing deposits in other banks                     645,023        426,766
Investment securities (market value $35,326,916
 in 1997 and $39,275,715 in 1996)                         35,018,311     38,920,273
Securities available for sale (cost of $80,448,652 in
 1997 and $48,612,087 in 1996)                            81,367,179     48,696,412
Loans, net of unearned income ( $411,495 in 1997 and
 $405,263 in 1996)                                       324,598,631    309,112,008
 Allowance for loan losses                                (4,852,905)    (4,488,958)
                                                        ------------   ------------
 Loans, net                                              319,745,726    304,623,050

Premises and equipment, net                               10,180,912      9,509,172
Other real estate owned                                      131,781        141,067
Other assets                                              10,803,784      8,069,092
                                                        ------------   ------------
Total Assets                                            $490,681,378   $429,711,291
                                                        ============   ============

Liabilities and Shareholders' Equity
Deposits:
 Demand                                                 $ 49,853,108   $ 37,858,889
 Interest bearing demand accounts                        109,025,775     93,376,439
 Savings                                                  47,022,951     39,445,821
 Time, $100,000 and over                                  44,591,253     40,355,803
 Other time                                              193,903,152    173,966,334
                                                        ------------   ------------
 Total deposits                                          444,396,239    385,003,286
Repurchase agreements                                      4,253,977      5,862,026
Other liabilities                                          4,227,597      3,844,123
                                                        ------------   ------------
Total Liabilities                                        452,877,813    394,709,435

Shareholders' Equity:
 Common stock, $2.50 par value;
   authorized --- 5,000,000 shares;
   issued and outstanding - 4,118,058 shares in
   1997, and 2,052,971 shares in 1996                     10,295,144      5,132,428
 Additional paid-in capital                               11,345,773     16,442,810
 Retained earnings                                        15,821,255     13,378,236
 Net unrealized loss on available for sale securities        341,393         48,382
                                                        ------------   ------------
 Total Shareholders' Equity                               37,803,565     35,001,856
Commitments and Contingent Liabilities                      -----          -----
Total Liabilities and Shareholders' Equity              $490,681,378   $429,711,291
                                                        ============   ============

Book Value Per Share                                    $       9.18   $       8.52
                                                        ============   ============

CAROLINA FIRST BANCSHARES, INC. AND SUBSIDIARY COMPANIES
--------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------

                                                                   QUARTER ENDED                   SIX MONTHS ENDED
                                                                      JUNE 30,                         JUNE 30,
                                                               1997             1996             1997             1996
INTEREST INCOME:
INTEREST AND FEES ON LOANS .............................     $7,632,399     $ 6,716,202      $14,918,895     $12,972,363
INTEREST AND DIVIDENDS
ON SECURITIES:
TAXABLE INCOME .........................................      1,401,246       1,131,596        2,597,790       2,257,431
NON-TAXABLE INCOME .....................................        121,867         159,919          249,758         308,184
INTEREST ON FEDERAL FUNDS SOLD .........................        136,401          27,571          225,415          76,015
OTHER INTEREST INCOME ..................................         17,419          13,952           26,757          26,771
                                                             ----------     -----------      -----------     -----------
TOTAL INTEREST INCOME ..................................      9,309,332       8,049,240       18,018,615      15,640,764
INTEREST EXPENSE:
INTEREST ON DEPOSITS ...................................      4,076,045       3,423,766        7,874,328       6,826,246
INTEREST ON NOTES PAYABLE ..............................         52,890          82,845          113,613         112,211
                                                             ----------     -----------      -----------     -----------
TOTAL INTEREST EXPENSE .................................      4,128,935       3,506,611        7,987,941       6,938,457
                                                             ----------     -----------      -----------     -----------
NET INTEREST INCOME ....................................      5,180,397       4,542,629       10,030,674       8,702,307
PROVISION FOR LOAN LOSSES ..............................        212,733         306,000          498,333         537,000
                                                             ----------     -----------      -----------     -----------
NET CREDIT INCOME ......................................      4,967,664       4,236,629        9,532,341       8,165,307
OTHER INCOME:
CHARGES ON DEPOSIT ACCOUNTS ............................        591,266         519,277        1,149,417         998,596
INSURANCE COMMISSIONS ..................................        228,739         118,879          401,316         233,558
OTHER SERVICE FEES AND
COMMISSIONS ............................................        289,602         177,748          493,808         369,236
MORTGAGE BANKING INCOME ................................        115,498          85,768          224,083         205,689
SECURITIES GAINS (LOSSES), NET .........................         10,365            (870)          10,889           8,641
OTHER INCOME ...........................................        204,662         150,147          368,782         225,062
                                                             ----------     -----------      -----------     -----------
TOTAL OTHER INCOME .....................................      1,440,132       1,050,949        2,648,295       2,040,782
OPERATING EXPENSES:
SALARIES AND BENEFITS ..................................      2,195,298       1,826,800        4,172,972       3,603,991
OCCUPANCY AND EQUIPMENT ................................        524,204         380,229          950,792         770,590
FEDERAL AND OTHER INSURANCE
PREMIUMS ...............................................         33,284          74,057           63,429         145,709
OFFICE SUPPLIES ........................................        171,605          90,194          285,686         192,975
DATA PROCESSING ........................................        115,788          97,313          218,336         188,355
OTHER EXPENSES .........................................      1,108,627         908,814        2,036,742       1,655,613
                                                                                             -----------     -----------
TOTAL OPERATING EXPENSES ...............................      4,148,806       3,377,407        7,727,957       6,557,233
                                                                                             -----------     -----------
INCOME BEFORE INCOME TAXES .............................      2,258,990       1,910,171        4,452,679       3,648,856
INCOME TAXES ...........................................        759,774         696,963        1,516,050       1,316,199
                                                                                             -----------     -----------
NET INCOME .............................................     $1,499,216     $ 1,213,208      $ 2,936,629     $ 2,332,657
                                                             ==========     ===========      ===========     ===========
NET INCOME PER COMMON SHARE (1) ........................     $     0.35     $      0.29      $       .70     $       .56
                                                             ==========     ===========      ===========     ===========
CASH DIVIDEND PER COMMON SHARE (1) .....................     $     0.06     $      0.05      $      0.12     $      0.10
                                                             ==========     ===========      ===========     ===========

(1) As restated for the 2 for 1 stock split effected on August 22, 1997.

CAROLINA FIRST BANCSHARES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                              COMMON STOCK                ADDITIONAL
                                              ------------                 PAID-IN            RETAINED    VALUATION   SHAREHOLDERS'
                                        SHARES          AMOUNT             CAPITAL            EARNINGS     RESERVE       EQUITY
                                      --------------------------------------------------------------------------------------------
Balance, December 31, 1995              1,632,458   $  4,081,145         $17,377,333         $ 9,585,436  $  79,065   $ 31,122,979

Exercise of stock options                   5,912         14,781              40,836                                        55,617

Cash dividend ($.19 per share)                                                                  (392,882)                 (392,882)

Retirement of stock                        (2,193)        (5,483)            (62,668)                                      (68,151)

Dividend reinvestment plan                  2,592          6,480              72,732                                        79,212

Change in unrealized
 gain on securities
 available for sale                                                                                        (301,909)      (301,909)

Net income                                                                                     2,332,657                 2,332,657
                                                -              -                   -                   -          -              -
Balance, June 30, 1996                  1,638,769      4,096,923          17,428,233          11,525,211   (222,844)    32,827,523


Balance, December 31, 1996              2,052,971      5,132,428          16,442,810          13,378,236     48,382     35,001,856

Exercise of stock options                   6,970         17,425              79,309                                        96,734

Cash dividend ($.24 per share)                                                                  (493,610)                 (493,610)

Retirement of stock                          (912)        (2,281)            (28,774)                                      (31,055)

Dividend reinvestment plan

Change in unrealized gain on
 securities available for sale
                                                                                                            293,011        293,011
Net income                                                                                     2,936,629                 2,936,629
                                                                                             -----------              ------------
Balance, June 30, 1997                  2,059,029      5,147,572          16,493,345          15,821,255    341,393     37,803,565

2 For 1 Stock Split On
 August 22, 1997                        2,059,029      5,147,572          (5,147,572)
                                      -----------   ------------         -----------

Balance, June 30, 1997                  4,118,058   $ 10,295,144         $11,345,773         $15,821,255  $ 341,393   $ 37,803,565
                                      ===========   ============         ===========         ===========  =========   ============

CAROLINA FIRST BANCSHARES, INC. AND SUBSIDIARY COMPANIES
--------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

                                                                        June 30,         June 30,
                                                                      ------------     ------------
                                                                          1997            1996
                                                                      ------------     ------------
OPERATING ACTIVITIES:
Net Income                                                            $  2,936,629      $  2,332,657
Adjustments to reconcile net income to net cash provided by
operating activities:
  Depreciation and amortization                                            605,300           370,217
  Accretion and amortization of securities discounts
    and premiums, net                                                      (80,519)          154,179
Provision for loan losses                                                  498,333           537,000
Deferred taxes (benefit)                                                  (634,148)         (345,186)
Gains on sales of securities available for sale                            (13,684)             (900)
Gains on calls and maturities of securities held to maturity                  ----            (8,490)
Losses on calls and maturities of securities held to maturity                   98               750
Losses (gains) on sales of equipment, net                                   (4,810)           (4,097)
Gains on sales of real estate, net                                        ( 64,013)          (46,701)
Net increase in core deposit intangibles                                (2,541,876)             ----
Decrease in other assets                                                   371,276            54,791
Increase (decrease) in other liabilities                                   393,153           (69,494)
                                                                      ------------      ------------
  Net cash provided by operating activities                              1,465,739         2,974,726
                                                                      ------------      ------------
INVESTING ACTIVITIES:
Proceeds from maturities of securities available for sale               12,816,008         3,091,510
Proceeds from sales of securities available for sale                        42,215         3,500,000
Purchases of securities available for sale                             (45,121,806)      (10,836,689)
Proceeds from calls and maturities of securities held to maturity        4,870,019        12,763,776
Purchases of securities held to maturity                                  (988,125)       (5,074,375)
Purchases and maturities of certificates of deposit, net                  (218,257)          (33,365)
Originations of loans, net                                             (15,659,009)      (30,754,157)
Proceeds from sale of real estate                                          106,299           270,175
Proceeds from sales of premises and equipment                               41,384             9,852
Capital expenditures                                                    (1,238,558)         (736,915)
                                                                      ------------      ------------
  Net cash used in investing activities                                (45,349,830)      (27,800,188)
                                                                      ------------      ------------
FINANCING ACTIVITIES:
Increase in time deposits, net                                          24,172,268        13,215,558
Net increase in other deposits, net                                     35,220,685         5,843,354
Net increase (decrease) in borrowed funds                               (1,608,049)        4,083,750
Repayment of notes payable                                                  (9,679)           (9,153)
Repurchase of stock                                                        (31,055)          (68,151)
Payment of cash dividends and fractional shares                           (493,610)         (392,882)
Issuance of stock                                                           96,734           134,829
                                                                      ------------      ------------
  Net cash provided by financing activities                             57,347,294        22,807,305
                                                                      ------------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    13,463,203        (2,018,157)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            19,325,459        15,391,366
                                                                      ------------      ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                $ 32,788,662      $ 13,373,209
                                                                      ============      ============
Supplemental disclosures of cash flow information:
  Interest paid                                                       $  7,803,269      $  6,844,203
  Income taxes paid                                                      2,161,706         1,696,157
Supplemental disclosure on noncash investing and
 financing activities
  Decrease in net unrealized loss                                          293,011          (301,909)
  Assets transferred to other real estate                                   38,000           255,649
  Transferred from investment securities to
   securities available for sale                                               ---               ---

Disclosure of accounting policy:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, due from banks and federal funds sold.
See accompanying notes to consolidated financial statements.

CAROLINA FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. In the opinion of Management, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of Carolina First BancShares, Inc. and Subsidiary Companies as of June 30, 1997 and December 31, 1996 the results of operations for the three and six-month periods ended June 30, 1997 and 1996, and cash flows for the six-month periods ended June 30, 1997 and 1996.

The accounting policies followed by the Company are set forth in Note 1 to the Company's audited financial statements for the year ended December 31, 1996.

2. The consolidated financial statements include the accounts of the holding company, and its wholly owned subsidiaries, Cabarrus Bank of North Carolina, ("Cabarrus Bank"), and Lincoln Bank of North Carolina, ("Lincoln Bank"). Jointly, Lincoln Bank and Cabarrus Bank own a mortgage company, Carolina First Mortgage Corporation and a financial services company, Carolina First Financial Services Corporation. All significant intercompany items and transactions have been eliminated in consolidation.

3. The results of operations for the three-month and six-month periods ended June 30, 1997 and 1996, are not necessarily indicative of the results that might be expected for the full year ending December 31, 1997 and 1996.

4. The Company's Board of Directors declared a 2-for-1 stock split payable on August 22, 1997 and a 25% stock dividend payable August 23, 1996. Earnings per share for the periods presented have been computed after giving retroactive effect to the stock dividend.

                                                    Independent Auditors' Report

The Shareholders and the Board of Directors of Carolina First BancShares, Inc.

     We have audited the accompanying consolidated balance sheets of Carolina First BancShares, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First BancShares, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


Charlotte, North Carolina
February 7, 1997, except for
notes 1(h) and 8 which are
as of August 22, 1997

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995
Carolina First BancShares, Inc. and Subsidiaries


                                                                                   1996           1995
                                                                                   ----           ----
                                   ASSETS
Cash and due from banks......................................................  $ 16,343,459   $ 14,361,366
Federal funds sold...........................................................     2,982,000      1,030,000
                                                                               ------------   ------------
  Total cash and cash equivalents............................................    19,325,459     15,391,366
Interest bearing deposits in other banks.....................................       426,766        350,128
Securities held to maturity (market value $39,275,715 in 1996 and
  $57,660,405 in 1995).......................................................    38,920,273     56,561,646
Securities available for sale (cost of $48,612,087 in 1996 and $27,335,383
  in 1995)...................................................................    48,696,412     27,462,764
Loans, net of unearned income ($405,263 in 1996; $327,450 in 1995)...........   309,112,008    257,177,863
  Allowance for loan losses..................................................    (4,488,958)    (3,588,489)
                                                                               ------------   ------------
  Loans, net.................................................................   304,623,050    253,589,374
Premises and equipment, net..................................................     9,509,172      8,572,044
Other real estate owned......................................................       141,067        683,409
Other assets.................................................................     8,069,092      7,222,708
                                                                               ------------   ------------
Total Assets.................................................................  $429,711,291   $369,833,439
                    LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand.....................................................................  $ 37,858,889   $ 30,295,524
  Interest bearing transaction accounts......................................    93,376,439     81,171,081
  Savings....................................................................    39,445,821     41,751,256
  Time, $100,000 and over....................................................    40,355,803     30,658,383
  Other time.................................................................   173,966,334    151,726,502
                                                                               ------------   ------------
  Total deposits.............................................................   385,003,286    335,602,746
Borrowed funds...............................................................     5,862,026             --
Other liabilities............................................................     3,844,123      3,107,714
                                                                               ------------   ------------
Total Liabilities............................................................   394,709,435    338,710,460
Shareholders' Equity:
  Common stock, $2.50 par value; authorized -- 5,000,000 shares; issued and
    outstanding -- 4,105,942 in 1996, and 1,632,458 shares in 1995...........    10,264,856      4,081,145
  Additional paid in capital.................................................    11,310,382     17,377,333
  Retained earnings..........................................................    13,378,236      9,585,436
  Net unrealized gain on securities available for sale.......................        48,382         79,065
                                                                               ------------   ------------
  Total Shareholders' Equity.................................................    35,001,856     31,122,979
                                                                               ------------   ------------
Commitments and Contingent Liabilities
Total Liabilities and Shareholders' Equity...................................  $429,711,291   $369,833,439

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
Carolina First BancShares, Inc. and Subsidiaries


                                          1996          1995         1994
                                          ----          ----         ----
INTEREST INCOME:
Interest and fees on loans...........  $27,388,938   $23,279,164  $18,858,565
Interest and dividends on securities:
  Taxable income.....................    4,440,219     3,870,017    3,716,990
  Non-taxable income.................      588,209       714,716      748,785
Other interest income................      259,980       313,327      129,231
                                       -----------   -----------  -----------
  Total interest income..............   32,677,346    28,177,224   23,453,571
INTEREST EXPENSE:
Interest on deposits.................   14,145,984    12,670,832    9,731,281
Interest on borrowed funds...........      293,662        46,214       43,088
                                       -----------   -----------  -----------
  Total interest expense.............   14,439,646    12,717,046    9,774,369
                                       -----------   -----------  -----------
NET INTEREST INCOME..................   18,237,700    15,460,178   13,679,202
PROVISION FOR LOAN LOSSES............    1,178,925       710,200      667,303
                                       -----------   -----------  -----------
NET CREDIT INCOME....................   17,058,775    14,749,978   13,011,899
OTHER INCOME:
Charges on deposit accounts..........    2,116,069     1,676,264    1,538,019
Insurance commissions................      532,444       811,811      907,953
Other service fees and commissions...      758,500       639,733      477,100
Mortgage banking commission income...      394,138       382,663      295,643
Securities gains (losses), net.......      (10,482)        2,048      (33,180)
Other income.........................      656,530       661,847      592,003
                                       -----------   -----------  -----------
  Total other income.................    4,447,199     4,174,366    3,777,538
OPERATING EXPENSES:
Salaries and benefits................    7,381,676     6,773,540    6,223,894
Occupancy and equipment..............    1,657,552     1,447,252    1,280,601
Federal and other insurance premiums.      818,816       499,636      708,442
Office supplies......................      447,842       398,086      339,015
Data processing......................      384,597       389,495      381,231
Other expenses.......................    3,449,265     3,132,551    2,938,429
                                       -----------   -----------  -----------
  Total operating expenses...........   14,139,748    12,640,560   11,871,612
                                       -----------   -----------  -----------
INCOME BEFORE INCOME TAXES...........    7,366,226     6,283,784    4,917,825
INCOME TAXES.........................    2,687,927     2,154,051    1,547,951
                                       -----------   -----------  -----------
NET INCOME...........................  $ 4,678,299   $ 4,129,733  $ 3,369,874
EARNINGS PER SHARE
Net Income Per Common Share (1)......  $      1.12   $      1.05  $       .92

See accompanying notes to consolidated financial statements.

(1) As restated for the 2 for 1 stock split effected on August 22, 1997.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
Carolina First BancShares, Inc. and Subsidiaries





                                                    COMMON STOCK            ADDITIONAL                       NET
                                                    ------------             PAID-IN         RETAINED     UNREALIZED   SHAREHOLDERS'
                                               SHARES        AMOUNT          CAPITAL         EARNINGS     GAIN/(LOSS)     EQUITY
                                            ----------    ------------    ------------    ------------    ---------    ------------

Balance, December 31, 1993 ..............    1,333,324    $  3,333,310    $ 11,529,198    $  6,752,537           --    $ 21,615,045
Effect of change in accounting principle            --              --              --              --    $  61,466          61,466
5% Stock dividend .......................       65,535         163,838       1,146,863      (1,336,063)          --         (25,362)
Exercise of stock options ...............        5,311          13,277          20,537              --           --          33,814
Cash dividend ($.41 per share) ..........           --              --              --        (554,752)          --        (554,752)
Retirement of stock .....................       (5,454)        (13,635)        (82,263)             --           --         (95,898)
Dividend reinvestment plan ..............        3,312           8,280          47,148              --           --          55,428
Change in unrealized gain on securities
  available for sale ....................           --              --              --              --     (570,777)       (570,777)
Net income ..............................           --              --              --       3,369,874           --       3,369,874
                                            ----------    ------------    ------------    ------------    ---------    ------------
Balance, December 31, 1994 ..............    1,402,028       3,505,070      12,661,483       8,231,596     (509,311)     23,888,838
Issuance of stock in public offering ....      150,000         375,000       2,787,088              --           --       3,162,088
5% Stock dividend .......................       76,663         191,658       1,878,243      (2,100,323)          --         (30,422)
Exercise of stock options ...............        2,304           5,760          21,793              --           --          27,553
Cash dividend ($.45 per share) ..........           --              --              --        (617,835)          --        (617,835)
Retirement of stock .....................       (1,103)         (2,758)        (22,594)             --           --         (25,352)
Dividend reinvestment plan ..............        2,566           6,415          51,320         (57,735)          --              --
Change in unrealized loss on securities
  available for sale ....................           --              --              --              --      588,376         588,376
Net income ..............................           --              --              --       4,129,733           --       4,129,733
                                            ----------    ------------    ------------    ------------    ---------    ------------
Balance, December 31, 1995 ..............    1,632,458       4,081,145      17,377,333       9,585,436       79,065      31,122,979
5-for-4 stock split .....................      409,586       1,023,965      (1,049,260)             --           --         (25,295)
Exercise of stock options ...............        9,412          23,531          68,748              --           --          92,279
Cash dividend ($.43 per share) ..........           --              --              --        (885,499)          --        (885,499)
Retirement of stock .....................       (3,589)         (8,973)       (102,103)             --           --        (111,076)
Dividend reinvestment plan ..............        5,104          12,760         148,092              --           --         160,852
Change in unrealized gain on securities
  available for sale ....................           --              --              --              --      (30,683)        (30,683)
Net income ..............................           --              --              --       4,678,299           --       4,678,299
                                            ----------    ------------    ------------    ------------    ---------    ------------
Balance, December 31, 1996 ..............    2,052,971       5,132,428      16,442,810      13,378,236       48,382      35,001,856
2 for 1 stock split on August 22, 1997 ..    2,052,971       5,132,428      (5,132,428)             --           --              --
                                            ----------    ------------    ------------    ------------    ---------    ------------
Balance, December 31, 1996 ..............    4,105,942    $ 10,264,856    $ 11,310,382    $ 13,378,236    $  48,382    $ 35,001,856

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
Carolina First BancShares, Inc. and Subsidiaries


                                                                                           1996           1995           1994
                                                                                       -------------  -------------  -------------
OPERATING ACTIVITIES:
Net Income...........................................................................  $  4,678,299   $  4,129,733   $  3,369,874
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................................   1,017,442        863,267        776,038
  Accretion and amortization of securities discounts and  premiums, net................     230,389        264,877        408,456
  Provision for loan losses............................................................   1,178,925        710,200        667,303
  Deferred taxes (benefit).............................................................    (634,148)      (345,186)      (395,463)
  Gains on sales of securities available for sale......................................     (26,839)        (1,160)       (34,936)
  Losses on sales of securities available for sale.....................................          --          1,006         68,903
  Gains on calls and maturities of securities held to  maturity........................      (8,490)        (1,989)        (4,397)
  Losses on calls and maturities of securities held to maturity........................       2,131             95          3,165
  Gains on sales of equipment, net.....................................................     (63,273)        (1,277)        (1,301)
  Gains on sales of real estate, net...................................................    (141,750)       (71,384)      (110,298)
  Increase in other assets.............................................................    (244,529)          (509)    (1,625,947)
  Increase in other liabilities........................................................     754,953      1,030,324        373,505
                                                                                       ------------   ------------   ------------
  Net cash provided by operating activities............................................   6,743,110      6,577,997      3,494,902
                                                                                       ------------   ------------   ------------
INVESTING ACTIVITIES:
Proceeds from maturities of securities available for sale............................     7,701,659      8,581,972      2,666,713
Proceeds from sales of securities available for sale.................................     6,586,841      1,009,785      4,511,950
Purchases of securities available for sale...........................................   (35,699,300)   (18,148,361)   (11,010,710)
Proceeds from calls and maturities of securities held to maturity....................    22,606,274     13,129,521     16,052,605
Purchases of securities held to maturity.............................................    (5,074,375)   (18,207,484)    (8,288,740)
Purchases and maturities of certificates of deposit, net.............................       (76,638)      (299,496)       693,000
Originations of loans, net...........................................................   (52,527,250)   (33,618,383)   (26,206,328)
Proceeds from sale of real estate....................................................       999,241        506,874        728,267
Decrease in investment in joint ventures.............................................            --         28,307        163,254
Proceeds from sale of premises and equipment.........................................       221,380         36,519          5,006
Capital expenditures.................................................................    (2,022,132)    (1,212,445)      (270,584)
                                                                                       ------------   ------------   ------------
  Net cash used in investing activities..............................................   (57,284,300)   (48,193,191)   (20,955,567)
                                                                                       ------------   ------------   ------------
FINANCING ACTIVITIES:
Increase (decrease) in time deposits.................................................    31,937,252     32,165,918       (957,736)
Net increase in other deposits.......................................................    17,463,288     10,815,552     15,680,511
Net increase in borrowed funds.......................................................     5,862,026             --             --
Repayment of notes payable...........................................................       (18,544)       (17,506)       (23,706)
Repurchase of stock..................................................................      (111,076)       (25,352)       (95,898)
Payment of cash dividends and fractional shares......................................      (910,794)      (648,257)      (580,114)
Issuance of stock....................................................................       253,131      3,189,641         89,242
                                                                                       ------------   ------------   ------------
  Net cash provided by financing activities..........................................    54,475,283     45,479,996     14,112,299
                                                                                       ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................................     3,934,093      3,864,802     (3,348,366)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.........................................    15,391,366     11,526,564     14,874,930
                                                                                       ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR...............................................  $ 19,325,459   $ 15,391,366   $ 11,526,564
Supplemental disclosures of cash flow information:
  Interest paid......................................................................  $ 14,241,426   $ 12,353,527   $  9,774,369
  Income taxes paid..................................................................     3,507,975      2,127,700      2,128,399
                                                                                       ============   ============   ============
Supplemental disclosure of noncash investing and financing activities:
Effect of change in accounting principle (net of tax effect of $31,665)..............            --             --   $     61,466
Effect on equity of change in unrealized gain (loss) on securities available for sale  $    (30,683)       588,376       (570,777)
Assets transferred to other real estate..............................................       314,649        231,820         51,963
Transferred from securities held to maturity to securities available for sale........            --             --      1,855,497

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
Carolina First BancShares, Inc. and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Carolina First BancShares, Inc. is a bank holding company, formed in June 1989, which owns all of the outstanding common stock of Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank" and together with Lincoln Bank, the "Banks"). Lincoln Bank was organized as a state chartered commercial bank in May 1983 and operates in areas northwest of Charlotte, North Carolina with one office in southeast Charlotte. Cabarrus Bank was converted from a savings bank charter to a state commercial bank charter in October 1992 and operates in Cabarrus County. The principal business of the Banks includes retail and commercial banking and mortgage lending.

     (a) Principles of Consolidation -- The consolidated financial statements include the accounts of Carolina First BancShares, Inc., Lincoln Bank, Cabarrus Bank and their subsidiaries (referred to herein collectively as the "Company"). All significant intercompany items and transactions have been eliminated in consolidation. Certain 1995 and 1994 amounts have been reclassified to conform with 1996 classifications. The reclassifications have no effect on shareholders' equity or net income as previously reported.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     (b) Cash and Cash Equivalents -- Cash and cash equivalents include cash on hand, due from banks and overnight federal funds sold.

     (c) Securities -- Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which prescribes the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at cost. Securities held for current resale are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. The Company currently has no such securities. Securities not classified as held to maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses net of the related tax effect excluded from income and reported as a separate component of shareholders' equity. The effect of the foregoing will cause fluctuations in shareholders' equity based on changes in values of debt and equity securities. The classification of securities as held to maturity, trading or available for sale is determined at the date of purchase.

     Realized gains or losses on the sale of securities are recognized on the specific identification method. Premiums and discounts are amortized to interest income over the life of the security using a method approximating a level yield method. The market value of securities is generally based on quoted market prices or dealer quotes.

     As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Company is required to maintain an investment in the stock of the FHLB. This stock, which is classified in the other asset category at December 31, 1996, is carried at cost since it has no quoted market value.

     (d) Allowance for Loan Losses -- The provision for loan losses charged to operations is an amount that management believes is sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb inherent losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolios, current economic conditions, historical loan loss experience and other risk factors. This evaluation is heavily dependent upon estimates and appraisals which are susceptible to rapid changes because of economic conditions and the economic prospects of borrowers.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize changes to the allowance based on their judgments about information available at the time of examination.

     Effective January 1, 1995, the Corporation adopted Statement of
Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and Statement of Financial Accounting Standards No. 118 ("SFAS No. 118"), "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Loans are determined to be impaired when it is probable that all amounts due according to the contractual terms of the agreement will not be collected as scheduled in the agreement taking into account the value of collateral securing the extension of credit. Under SFAS No. 114, the allowance for loan losses for all years after 1994 relating to loans that are determined to be impaired is based on discounted cash flows using the loan's initial effective interest rate and the fair value of the collateral for certain collateral dependent loans. The Bank previously measured loan impairment in a method generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional provisions for loan losses were required as a result of the adoption of SFAS No. 114.

     (e) Nonaccrual Loans -- Generally, a loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has doubts about further collectibility of principal or interest even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

     (f) Premises and Equipment -- Premises and equipment are stated at cost less accumulated depreciation. Additions and major replacements or betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation of buildings and improvements is computed on the straight-line method over 15 years. Depreciation of furniture, fixtures and equipment is computed on the straight-line method over periods that approximate the estimated useful lives of the assets. Accelerated depreciation methods are used for tax purposes. Gains and losses on dispositions of premises and equipment are reflected in income.

     (g) Other Real Estate Owned -- Other real estate owned is carried at the lower of cost (principal balance of the loan plus costs of obtaining title and possession) or fair value less selling costs. Subsequent to acquisition, a provision for loss, if required, is recorded to reduce the carrying value of the asset to fair value.

     In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Loans previously classified as in-substance foreclosure but for which the Company had not taken possession of the collateral have been reclassified to loans. This reclassification did not impact the Company's financial condition or results of operations.

     (h) Earnings Per Share -- Earnings per share are calculated on the basis of the weighted average number shares and common stock equivalents outstanding. The weighted average number of shares for each year presented have been retroactively adjusted for the two-for-one stock split on August 22 1997,the five-for-four stock split in 1996, and the 5% stock dividend in 1995 and 1994. Fully diluted per share amounts are not presented since the differences are not significant.

     (i) Financial Instruments -- Financial instruments are valued in accordance with SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of the estimated fair values of the Company's financial instruments. Such instruments include investment securities (see note 2), loans (see note 3), and deposit accounts (see note 6). Fair value estimates, methods, and assumptions for each of these instruments are set forth in their respective footnotes.

     The carrying amounts for cash, overnight federal funds sold and interest bearing deposits in other banks approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns. The carrying amounts for borrowed funds also approximate fair value because of the daily maturity of most of these items.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.
                                      F-13

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, property, plant, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentration of ownership of a financial instrument, possible tax ramifications, or estimated transaction cost.

     (j) Stock Options -- SFAS No. 123 requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income or the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements in accordance with APB 25. The Company will continue such accounting under the provisions of APB 25.

     (k) Income and Expense -- The Company utilizes the accrual method of accounting except for immaterial amounts of loan income and other minor fees which are recorded as income when collected. Substantially all loans earn interest on the level yield method based on the daily outstanding balance. The accrual of interest is discontinued when, in management's judgment, the interest may not be collected.

     The Banks defer the recognition of the net amounts of loan origination fees and certain loan origination costs and amortize these deferred amounts over the life of each related loan as an adjustment to the loan yield.

     (l) Income Taxes -- Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." According to SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to a taxable income in the years in which those temporary differences are expected to be recovered in income in the period that includes the enactment date. The Company files consolidated Federal income tax returns.

2. SECURITIES

     As discussed in note 1, the Company adopted SFAS No. 115 as of January 1, 1994 and transferred debt and equity securities at that time to the available for sale category. Amortized cost, market values and unrealized gains and losses of securities as of December 31, 1996 and 1995 are summarized as follows:

                                      AMORTIZED    UNREALIZED  UNREALIZED    MARKET
 DECEMBER 31, 1996                    COST         GAINS       LOSSES        VALUE
------------------                    ----         -----       ------      -----------
HELD TO MATURITY
  U.S. Treasury securities............$12,088,819  $   55,044  $ (32,148)  $12,111,715
  U.S. government agencies............  9,880,637      64,329    (13,620)    9,931,346
  Mortgage-backed securities..........  9,171,725      53,825    (82,086)    9,143,464
  State and political subdivisions....  7,779,092     310,503       (405)    8,089,190
                                      -----------  ----------  ---------   -----------
     Total..........................  $38,920,273  $  483,701  $(128,259)  $39,275,715
AVAILABLE FOR SALE
  U.S. Treasury securities............$18,484,978  $   31,190  $ (30,037)  $18,486,131
  U.S. government agencies............ 27,919,073      49,353   (110,947)   27,857,479
  Mortgage-backed securities..........    976,067      29,148         --     1,005,215
  Mutual funds and marketable
  equity securities...................  1,231,969     168,655    (53,837)    1,346,787
                                      -----------  ----------  ---------   -----------
     Total..........................  $48,612,087  $  278,346  $(194,821)  $48,695,612
DECEMBER 31, 1995
HELD TO MATURITY
  U.S. Treasury securities............$15,102,308  $  171,731  $  (6,609)  $15,267,430
  U.S. government agencies............ 19,646,292     289,756     (6,932)   19,929,116
  Mortgage-backed securities.......... 11,683,322     121,821    (24,517)   11,780,626
  State and political subdivisions.... 10,129,724     553,590        (81)   10,683,233
                                      -----------  ----------  ---------   -----------
     Total..........................  $56,561,646  $1,136,898  $ (38,139)  $57,660,405
AVAILABLE FOR SALE
  U.S. Treasury securities............$17,113,732  $   62,806  $ (49,298)  $17,127,240
  U.S. government agencies............  5,499,540      22,088     (2,963)    5,518,665
  Mortgage-backed securities..........  1,182,048      35,873         --     1,217,921
  State and political subdivisions....  2,500,000          --         --     2,500,000
  Mutual funds and marketable
  equity securities...................  1,040,063     107,279    (48,404)    1,098,938
                                      -----------  ----------  ---------   -----------
     Total............................$27,335,383  $  228,046  $(100,665)  $27,462,764

Amortized cost and market values of securities at December 31, 1996, by maturity, are shown below.


                                        HELD TO MATURITY         AVAILABLE FOR SALE
                                        ----------------         ------------------
                                       AMORTIZED    MARKET       AMORTIZED    MARKET
                                       COST         VALUE        COST         VALUE
                                       ----         -----        ----         -----
Due within one year..................  $ 7,878,644  $ 7,942,492  $25,334,145  $25,321,890
Due after one year but within 5 years   21,937,576   22,151,948   21,069,906   21,022,520
Due after 5 years but within 10 years    4,332,229    4,439,122           --           --
Due after 10 years...................    4,771,824    4,742,153      976,067    1,005,215
Mutual funds and marketable equity
securities...........................           --           --    1,231,969    1,346,787
                                       -----------  -----------  -----------  -----------
     Total...........................  $38,920,273  $39,275,715  $48,612,087  $48,696,412

     Investment securities with an amortized cost of $21,335,810 at December 31, 1996 were pledged to secure public deposits and for other purposes required or permitted by law.

     Included in other assets is an investment in the common stock of First Gaston Bank of North Carolina with a carrying amount of approximately $1,128,000 at December 31, 1996. Although the investment only represents an approximate 17% interest in the bank, the Company accounts for the investment under the equity method as the Company has committed to serve as a source of strength, as defined by the Federal Reserve, for First Gaston Bank; has representation on the bank's board of directors; and provides certain operational functions to the bank. Under the equity method, the Company adjusts the carrying value of the investment for its portion of the bank's earnings or losses. Also included in other assets is an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") of $1,082,100 at December 31, 1996 and 1995 that is pledged as collateral for advances from the FHLB. No ready market exists for the stock, which is carried at cost.

3. LOANS

     Major classifications of loans as of December 31, 1996 and 1995 are as follows:


                                  1996           1995
                              -------------  -------------
Commercial..................  $ 43,121,946   $ 33,082,877
Real estate:
  Construction..............    25,589,843     20,873,525
  Mortgage..................   197,898,770    170,000,535
Consumer....................    39,047,715     30,259,379
Other.......................     3,453,734      2,961,547
                              ------------   ------------
      Total loans...........   309,112,008    257,177,863
Allowance for loan losses...    (4,488,958)    (3,588,489)
                              ------------   ------------
      Total loans, net......  $304,623,050   $253,589,374

     Included in mortgage real estate loans at December 31, 1996 are approximately $106,270,000 in 1-4 family residential loans.

     Certain officers and directors, and companies in which they have 10% or more beneficial ownership, were indebted to the Banks in the aggregate amount of $2,388,465 and $1,982,531 at December 31, 1996 and 1995, respectively.
During 1996, additions to such loans were $1,870,526 and repayments totaled $1,464,592. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.

     Loans past due 90 days or more and still accruing interest totaled $42,759 for December 31, 1996 and $21,814 for December 31, 1995, while nonaccrual loans as of December 31, 1996 and 1995 were $576,191 and $790,359 respectively. Nonaccrual loans at December 31, 1996 consist of 46 loans, the largest of which had a balance of $49,780. Management considers collateral on nonaccrual loans to be adequate to avoid any significant losses on the loans, exclusive of allowance for loan losses. Additional interest of $11,983 and $8,834 would have been earned in 1996 and 1995, respectively, if the nonaccrual loans as of each year end had been earning throughout each year. Income of $40,819 and $39,457 was recognized on these loans during 1996 and 1995, respectively.

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimated fair market value of loans outstanding is approximately $309,811,000 and $256,231,000 at December 31, 1996 and 1995, respectively.

4. ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:


                                 1996         1995         1994
                              ----------   ----------   ----------
Balance at beginning of year  $3,588,489   $3,158,168   $2,580,004
Charge-offs.................    (369,549)    (390,392)    (163,347)
Recoveries..................      91,093      110,513       74,208
                              ----------   ----------   ----------
Net charge-offs.............    (278,456)    (279,879)     (89,139)
                              ----------   ----------   ----------
Provision for loan losses...   1,178,925      710,200      667,303
                              ----------   ----------   ----------
Balance at end of year......  $4,488,958   $3,588,489   $3,158,168

     At December 31, 1996, the recorded investment in loans that are considered to be impaired under Statement 114 was $713,963 (of which $576,191 were on a nonaccrual basis). Included in this amount is $105,189 of impaired loans for which the related allowance for credit losses is $29,962. The amount of interest income recognized on impaired loans during the year was not material.

5. PREMISES AND EQUIPMENT

     Major classifications of these assets as of December 31, 1996 and 1995 are as follows:

                                       1996         1995
                                   -----------  -----------
Land.............................  $ 2,968,275  $ 2,419,093

Buildings and improvements.......    6,248,774    5,787,652
Furniture, fixtures and equipment    4,703,963    3,902,969
                                   -----------  -----------
Total cost.......................  $13,921,012  $12,109,714
Accumulated depreciation.........    4,411,840    3,537,670
                                   -----------  -----------
Carrying value...................  $ 9,509,172  $ 8,572,044

6. LIABILITIES

     The fair value of noninterest-bearing demand deposits and NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. The estimated fair market value of deposits is approximately $386,920,000 and $336,557,000 at December 31, 1996 and 1995, respectively.

     Time deposits maturing in each of the five years subsequent to December 31, 1996 are as follows: 1997, $172,940,000; 1998, $30,751,000; 1999,
$8,415,000; 2000, $1,590,000; 2001, $447,000; and subsequent years, $180,000.

     Borrowed funds primarily consist of FHLB advances and repurchase agreements of $2,000,000 and $3,862,026, respectively. FHLB advances mature January 31, 1997 and have a rate of 5.93% and repurchase agreements mature daily and on December 31, 1996 the rate was 4.46% for balances less than or equal to $250,000 and 4.96% for balances greater than $250,000.

7. INCOME TAXES

     Income tax expense consists of:

                                        CURRENT         DEFERRED         TOTAL
                                       ----------      ---------      ---------
Year ended December 31, 1996
  Federal.....................         $2,887,925      $ (547,874)     $ 2,340,051
  State.......................            434,150         (86,274)         347,876
                                       ----------      ----------      -----------
   Total......................         $3,322,075      $ (634,148)     $ 2,687,927
Year ended December 31, 1995
  Federal.....................         $2,182,056      $ (256,693)     $ 1,925,363
  State.......................            317,181         (88,493)         228,688
                                       ----------      ----------      -----------
   Total.....................          $2,499,237      $ (345,186)     $ 2,154,051
Year ended December 31, 1994
  Federal....................          $1,749,009      $ (287,833)     $ 1,461,176
  State......................             194,405        (107,630)          86,775
                                       ----------      ----------      -----------
   Total.....................          $1,943,414      $ (395,463)     $ 1,547,951

     A reconciliation of total income tax expense for the years ended December 31, to the amount of tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34 percent follows:




                                                              1996           1995           1994
                                                              ----           ----           ----
Tax provision at statutory rate.......................      $2,559,641     $2,136,487     $1,672,060
Increase (reduction) in income taxes resulting from:
  Tax-exempt interest income..........................        (203,354)      (210,500)      (225,591)
  Change in the beginning-of-the-year balance of the
      valuation allowance for deferred tax assets
      allocated to income tax expense.................          38,030         20,676        (64,524)
State income taxes, net of federal tax benefit........         229,598        150,934         57,272
Other.................................................          64,012         56,454        108,734
                                                            ----------     ----------     ----------
  Total income taxes..................................      $2,687,927     $2,154,051     $1,547,951

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) at December 31, 1996 and 1995, respectively, are presented below:


                                                                          1996            1995
                                                                          ----            ----
Deferred tax assets:
  Loan loss reserves............................................        $1,544,446      $1,217,432
  Foreclosed property, tax basis in excess of
    financial reporting amount..................................            85,471         108,632
  Accrued expenses, deductible when paid........................           506,082         235,102
  Other.........................................................           102,574         131,001
                                                                        ----------      ----------
      Total gross deferred tax assets...........................         2,238,573       1,692,167
      Less valuation allowance..................................           (63,016)        (29,699)
                                                                        ----------      ----------
      Net deferred tax assets...................................         2,175,557       1,662,468
                                                                        ----------      ----------
Deferred tax (liabilities):
  Bad debt reserve recapture, tax accounting adjustment.........          (116,652)       (234,294)
  Financial reporting stock basis in excess of tax basis........          (178,235)       (178,990)
  Depreciable basis of fixed assets.............................          (141,262)       (238,464)
  Deductible expenses for tax in excess of financial reporting..           (71,576)        (50,696)
  Unrealized gain on securities available for sale..............           (53,740)        (51,942)
  Other.........................................................          (138,695)        (69,748)
                                                                        ----------      ----------
      Total gross deferred tax liability........................          (700,160)       (824,134)
                                                                        ----------      ----------
      Net deferred tax asset included in other assets...........        $1,475,397      $  838,334

     The net change in the total valuation allowance for deferred tax assets for the year ended December 31, 1996 was an increase of $33,317. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. The related current period deferred tax benefit of $2,915, which is net of a decrease of $4,713 to the valuation allowance, has been recorded directly to shareholders' equity. The balance of the change in the net deferred tax asset results from the current period deferred tax benefit of $634,148. It is management's contention that realization of the net deferred tax asset is more likely than not, based upon the Company's history of taxable income and estimates of future taxable income. The valuation allowance primarily relates to certain temporary differences for state income tax purposes.

8. STOCK BASED COMPENSATION

     All share and per share data below has been retroactively adjusted for the two-for-one stock split effected on August 22, 1997.

     In 1990, the Board of Directors of the Company adopted the Carolina First BancShares, Inc. 1990 Stock Option and Stock Appreciation Rights Plan (the "1990 Plan"), and certain amendments to the 1990 Plan were approved in 1991 (collectively "the Plan"). In January 1991, stock appreciation rights were granted in accordance with the 1990 Plan. These rights were granted at market value on the date of the grant and 20% of each grant becomes exercisable on each anniversary of the date of the grant and expires five years after they become exercisable. Stock appreciation rights totaling 83,566 have been granted and all have a measurement price of $4.71. The expense related to these rights is included in compensation expense and for the years ended December 31, 1996, 1995 and 1994 were $504,000, $290,000 and $140,000, respectively.

     Since the inception of the Plan, options to purchase shares of Company common stock have been granted to key employees of the Company and 86,280 such options are still available. The Plan provides that options are granted at market value on the date of the grant and 20% of each grant becomes exercisable on each anniversary of the date of the grant. All currently outstanding options have been granted for a ten-year term or until the recipient leaves the Company's employment. A summary of all stock option activity for 1996 and the status at December 31, 1996 follows. All share and per share amounts give retroactive effect to stock dividends declared by the Company.


Employee Stock Option Plan:


                               OUTSTANDING OPTIONS         EXERCISABLE OPTIONS
                              ------------------------  ------------------------
                                             AVERAGE                   AVERAGE
                              SHARES      OPTION PRICE  SHARES      OPTION PRICE
                              ------      ------------  ------      ------------
Balance, December 31, 1993    204,568        $ 4.40     83,128         $3.99


Additional Options Granted      9,786         6.32           --           --
Became Exercisable........         --           --       32,924         4.71
Less:
  Exercised...............    (13,942)        2.32      (14,564)        2.32
  Forfeited...............     (2,814)        4.61           --           --
                            ---------      -------    ---------      -------
Balance, December 31, 1994    197,598         4.66      101,488         4.46
Additional Options Granted      2,626         9.90           --           --
Became Exercisable........         --           --       33,130         4.77
Less:
  Exercised...............     (6,048)        4.55       (6,048)        4.55
  Forfeited...............     (4,826)        6.81           --           --
                            ---------      -------    ---------      -------
Balance, December 31, 1995    189,350         4.69      128,570         4.54
Additional Options Granted     44,124        12.54           --           --
Became Exercisable........         --           --       21,370         4.72
Less:
  Exercised...............    (22,144)        4.16      (22,144)        4.16
  Forfeited...............     (4,608)        9.07           --           --
                            ---------      -------    ---------      -------
Balance, December 31, 1996    206,722       $ 6.32      127,796        $4.64
                            =========                 =========

     The following table summarizes information about fixed stock options outstanding at December 31, 1996:


                       OPTIONS OUTSTANDING
                  -----------------------------
                    NUMBER     WEIGHTED-AVERAGE
    RANGE OF      OUTSTANDING     REMAINING      WEIGHTED-AVERAGE
 EXERCISE PRICES  AT 12/31/96  CONTRACTUAL LIFE   EXERCISE PRICE
----------------  -----------  ----------------  ----------------
    Less than $5      154,142        4.77               $ 4
          6 to 7        7,700        6.98                 5
         8 to 10        2,626        8.90                10
        11 to 16       42,254        9.31                12
----------------  -----------
        $1 to 16      206,722
----------------  -----------

     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires either the (i) fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans, or (ii) impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). The Company will continue such accounting under the provisions of APB 25. The pro forma effect in 1996 to net income per common share was approximately three percent and, accordingly, additional information is not considered material.



9. BENEFIT PLANS

     The Company sponsors a noncontributory profit-sharing plan which provides for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with
Section 401(k) of the Internal Revenue Code. The plan provides for employee contributions up to 15% of the participant's annual salary and an employer contribution of 50% matching of the employee contribution up to 6% of the participant's salary. Contributions to the plan for the years ended December 31, 1996, 1995 and 1994 were $594,000, $517,000 and $455,620, respectively.

     A deferred compensation plan allows the directors of the Company and the Banks to defer the compensation they earn for attendance at meetings of the Board or various committees. Each director elects annually to either receive that year's compensation currently or to defer receipt until his death, disability or retirement as a director. The amount deferred is credited to the director's account and invested in various options available through the Lincoln Bank Trust Department. The obligation of the Company under the plan is fully funded.

     The Company does not provide benefits contemplated by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post retirement Benefits Other Than Pensions."

10. REGULATION AND REGULATORY RESTRICTIONS

     As a bank holding company, Carolina First BancShares, Inc. is regulated by the Federal Reserve. The Company also must file periodic reports with, and comply with securities regulations of, the Securities and Exchange Commission. Lincoln Bank and Cabarrus Bank are subject to the regulations of the FDIC, the North Carolina State Banking Commission and the Federal Reserve.

     The primary source of funds for the payment of dividends by the Company is dividends received from the Banks. The Banks, as North Carolina banking corporations, may pay dividends only out of retained earnings as determined pursuant to North Carolina General Statutes. As of December 31, 1996, the Banks had combined retained earnings of approximately $22,022,000 all of which is available to be paid as dividends without prior regulatory approval provided the Banks maintain adequate capital.

     The Company is required by federal regulations to maintain various ratios of capital to assets. Failure to meet the minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The table below also presents the actual capital amounts and ratios for the Company, Lincoln Bank, and Cabarrus Bank as computed for regulatory purposes.





                                                                  MINIMUM REQUIRED FOR           MINIMUM REQUIRED BY
                                                                   REGULATORY CAPITAL              REGULATORS TO BE
                                                ACTUAL            ADEQUACY PURPOSES                WELL CAPITALIZED
                                          ------------------      --------------------              ----------------
                                          AMOUNT       RATIO     AMOUNT         RATIO             AMOUNT           RATIO
                                          ------       -----     ------         -----             ------           -----
AS OF DECEMBER 31, 1996:
Total Capital (to Risk Weighted Assets)
  Consolidated..........................  $38,393,000  12.9%    >$23,815,000     >8.0%
                                                                -                -
  Lincoln Bank..........................  $28,341,000  12.2%    >$18,526,000     >8.0%          >$23,158,000        >10.0%
                                                                -                -              -                   -
  Cabarrus Bank.......................... $ 8,211,000  11.4%    >$ 5,758,000     >8.0%          >$ 7,197,000        >10.0%
                                                                -                -              -                   -
Tier I Capital (to Risk Weighted Assets)
  Consolidated..........................  $34,662,000  11.6%    >$11,908,000     >4.0%
                                                                -                -
  Lincoln Bank..........................  $25,442,000  11.0%    >$ 9,263,000     >4.0%          >$13,895,000        > 6.0%
                                                                -                -              -                   -
  Cabarrus Bank.........................  $ 7,307,000  10.2%    >$ 2,879,000     >4.0%          >$ 4,318,000        > 6.0%
                                                                -                -              -                   -
Tier I Capital (to Average Assets)
  Consolidated..........................  $34,662,000   8.7%    >$16,828,000     >4.0%
                                                                -                -
  Lincoln Bank..........................  $25,442,000   8.1%    >$12,607,000     >4.0%          >$15,759,000        > 5.0%
                                                                -                -              -                   -
  Cabarrus Bank.........................  $ 7,307,000   6.9%    >$ 4,227,000     >4.0%          >$ 5,284,000        > 5.0%
                                                                -                -              -                   -
AS OF DECEMBER 31, 1995:
Total Capital (to Risk Weighted Assets)
  Consolidated..........................  $34,155,000  13.9%    >$19,717,000     >8.0%
                                                                -                -
  Lincoln Bank..........................  $22,677,000  11.8%    >$15,343,000     >8.0%          >$19,178,000        >10.0%
                                                                -                -              -                   -
  Cabarrus Bank.........................  $ 7,964,000  10.6%    >$ 6,032,000     >8.0%          >$ 7,540,000        >10.0%
                                                                -                -              -                   -

Tier I Capital (to Risk Weighted Assets)
  Consolidated............................  $31,069,000  12.6%  >$ 9,858,000       >4.0%
                                                                -                  -
  Lincoln Bank............................  $20,281,000  10.6%  >$ 7,671,000       >4.0%          >$11,507,000         >6.0%
                                                                -                  -              -                    -
  Cabarrus Bank...........................  $ 6,952,000   9.2%  >$ 3,016,000       >4.0%          >$ 4,524,000         >6.0%
                                                                -                  -              -                    -
Tier I Capital (to Average Assets)
  Consolidated............................  $31,069,000   9.3%  >$13,392,000       >4.0%
                                                                -                  -
  Lincoln Bank............................  $20,281,000   7.9%  >$10,327,000       >4.0%          >$12,909,000         >5.0%
                                                                -                  -              -                    -
  Cabarrus Bank...........................  $ 6,952,000   7.5%  >$ 3,710,000       >4.0%          >$ 4,637,000         >5.0%
                                                                -                  -              -                    -

11. COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business there are various commitments and contingent liabilities outstanding which are not reflected in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of these instruments. Management does not expect any material loss as a result of these transactions. The following is a summary of commitments and contingent liabilities:


                                               DECEMBER 31,
                                             ----------------
                                          1996            1995
                                          ----            ----
Commitments for additional loans       $73,677,000     $50,298,000
Standby letters of credit                1,090,000         876,000
                                       ===========     ===========

     The Banks make contractual commitments to extend credit, which are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. The same credit standards used in the lending process are applied when issuing these commitments. Additional risks arise when these commitments are drawn upon, such as the demands on the Banks' liquidity if a significant portion were drawn down at once. This is considered unlikely as many commitments expire without being used.

     The fair value of commitments to extend credit is considered to approximate carrying value, since the large majority of these would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value.

     Minimum operating lease payments due in each of the five years subsequent to December 31, 1996 are as follows: 1997, $242,000; 1998, $254,000; 1999,
$255,000; 2000, $248,000; 2001, $215,000; and subsequent years, $692,000.
Rental expense for all operating leases for the three years ended December 31, was $251,000, 1996; $247,000, 1995; $262,000, 1994.

     Cabarrus Bank has agreed to acquire approximately $30 million in deposits in the communities of Mount Pleasant and Kannapolis and Lincoln Bank has agreed to acquire approximately $10 million in deposits in the community of Lake Lure. Although definitive agreements have been signed, these acquisitions are subject to regulatory approval and the anticipated deposit amounts are an approximation based on deposits at the time the definitive agreement was signed. These acquisitions are expected to be completed during the second quarter of 1997.

12. CONDENSED BALANCE SHEET


                                                                 December 31,
                                                                 ------------
                                                          1996                  1995
                                                          ----                  ----
CONDENSED BALANCE SHEET
Assets:
  Cash on deposit with subsidiary banks....            $   502,164          $  1,866,401
  Investment in subsidiary banks...........             32,967,141            27,331,641
  Other investments........................              1,015,617               646,092
  Other assets.............................              1,849,808             1,859,038
                                                       -----------          ------------
    Total..................................            $36,334,730          $ 31,703,172
                                                       -----------          ------------
Liabilities................................            $ 1,332,874          $    580,193
Shareholders' equity.......................             35,001,856            31,122,979
                                                       -----------          ------------
    Total..................................            $36,334,730          $ 31,703,172
                                                       -----------          ------------


                                                                                    Years ended December 31,
                                                                        -------------------------------------------
                                                                            1996           1995             1994
                                                                            ----           ----              ----
CONDENSED RESULTS OF OPERATIONS
Equity in earnings of subsidiary Banks:
  Dividends.........................................................    $        --     $   154,272      $ 1,929,752
  Undistributed.....................................................      5,707,517       4,422,452        1,547,559
Other income (expense), net.........................................     (1,029,218)       (446,991)        (107,437)
                                                                        -----------     -----------      -----------
Net income..........................................................    $ 4,678,299     $ 4,129,733      $ 3,369,874
                                                                        -----------     -----------      -----------
Condensed Cash Flow
Cash flows from operating activities:
  Net income........................................................    $ 4,678,299     $ 4,129,733      $ 3,369,874
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
  Equity in undistributed earnings of subsidiary banks..............     (5,707,517)     (4,422,452)      (1,547,559)
  Decrease in other assets..........................................        (12,961)       (464,584)      (1,386,678)
  Increase in liabilities...........................................        752,681         369,169          158,024
                                                                        -----------     -----------      -----------
Net cash provided by (used in) operating activities.................       (289,498)       (388,134)         593,661
                                                                        -----------     -----------      -----------
Cash flows from investing activities:
  Purchases of investments..........................................       (306,000)       (271,779)              --
                                                                        -----------     -----------      -----------
Net cash used in investing activities...............................       (306,000)       (271,779)              --
                                                                        -----------     -----------      -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock............................        253,131       3,189,641           89,242
  Dividends and fractional shares paid..............................       (910,794)       (648,257)        (580,114)
  Other, net........................................................       (111,076)        (25,352)         (95,898)
                                                                        -----------     -----------      -----------
Net cash provided by (used in) financing activities.................       (768,739)      2,516,032         (586,770)
                                                                        -----------     -----------      -----------
Net increase (decrease) in cash.....................................     (1,364,237)      1,856,119            6,891
Cash at beginning of year...........................................      1,866,401          10,282            3,391
                                                                        -----------     -----------      -----------
Cash at end of year.................................................    $   502,164     $ 1,866,401      $    10,282
                                                                        ===========     ===========      ===========

             ======================================================

  NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF.

  UNTIL DECEMBER 22, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Summary...............................    3
Risk Factors..........................    4
Selected Consolidated Financial
  Data................................    5
The Company...........................    6
Market Price of and Dividends on
  Common Stock........................    8
Use of Proceeds.......................    8
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    9
Management and Principal
  Shareholders........................   17
Executive Compensation................   20
Supervision and Regulation............   22
Competition...........................   28
Description of Common Stock...........   29
The Offering..........................   30
Legal Matters.........................   31
Experts...............................   31
Financial Statements..................  F-1

             ======================================================
             ======================================================
                                     UP TO
                                 225,000 SHARES
                                     (LOGO)

                                 CAROLINA FIRST
                                BANCSHARES, INC.

                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                               NOVEMBER 11, 1997
             ======================================================